UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
_____________________

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☐	Soliciting Material Pursuant to §240.14a-12
CAESARS ENTERTAINMENT CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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One Caesars Palace Drive
Las Vegas, Nevada 89109

April 12, 2017

Dear Fellow Stockholders:

We cordially invite you to attend our 2017 Annual Meeting of Stockholders, which will be held on Thursday, May 4, 2017, at 9:00 a.m., Pacific Time, in Florentine I Ballroom at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada.

At the meeting, we will vote on proposals to elect four directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person, even if you have sent in your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Gary Loveman
Chairman of the Board

Mark Frissora
President and Chief Executive Officer

One Caesars Palace Drive
Las Vegas, Nevada 89109
________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 4, 2017
_______________________

To the Stockholders of Caesars Entertainment Corporation:
Caesars Entertainment Corporation (the “Company”) will hold its annual meeting of stockholders on May 4, 2017, at 9:00 a.m., Pacific Time, in Florentine I Ballroom at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, for the following purposes:
 1.    To elect four directors to serve as Class II directors until the 2020 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;
2.     To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
3.    To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
Only stockholders that owned the Company’s common stock at the close of business on March 6, 2017 are entitled to notice of and may vote at this annual meeting or any adjournment of the meeting. A list of the Company’s stockholders of record will be available at the Company’s corporate headquarters located at One Caesars Palace Drive, Las Vegas, Nevada 89109, during ordinary business hours, for 10 days prior to the annual meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,
Scott E. Wiegand
Corporate Secretary
Las Vegas, Nevada
April 12, 2017

One Caesars Palace Drive
Las Vegas, Nevada 89109
PROXY STATEMENT

One Caesars Palace Drive
Las Vegas, Nevada 89109
_____________________

Proxy Statement for Annual Meeting of Stockholders
to be held on May 4, 2017
_____________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 4, 2017

The Company’s proxy statement (including sample proxy card) and 2016 Annual Report to Stockholders are available on our web site at www.caesars.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials, including the Company’s proxy statement and 2016 Annual Report to Stockholders, at https://www.proxydocs.com/CZR.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2017
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:
This proxy statement was first mailed or made available to stockholders of Caesars Entertainment Corporation (“Caesars,” “CEC,” “we” or the “Company”) on or about April 12, 2017. Our 2016 Annual Report to Stockholders is being mailed and made available with this proxy statement. The 2016 Annual Report is not part of the proxy solicitation materials.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING, AND WHAT AM I VOTING ON?
A:         At the annual meeting you will be voting on the following proposals:

1.
The election of four directors to serve as Class II directors until the 2020 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified. This year’s Board of Directors nominees are:

•Mark Frissora
•Eric Press
•David Sambur
•Richard Schifter

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.

Q:    WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?
A:        The Company’s Board of Directors (the “Board”) recommends the following votes:

1.	FOR each of the Class II director nominees.

2.	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:
Stockholders of record as of the close of business on March 6, 2017, which is the “Record Date,” or their duly appointed proxies may attend the annual meeting. “Street name” holders (those whose shares are held through a broker or other nominee) must bring a copy of a brokerage statement reflecting their ownership of our common stock as of the Record Date. Space limitations may make it necessary to limit attendance to stockholders, and valid picture identification is required. Cameras, recording devices and other electronic devices are not permitted at the annual meeting. Registration will begin at 8:30 a.m., local time, and the annual meeting will commence at 9:00 a.m., local time, in Florentine I Ballroom at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada. If you need assistance with directions to the annual meeting, please contact Charise Crumbley – Investor Relations at (702) 407-6292.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:
Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Caesars had 147,632,029 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy. Cumulative voting is not permitted with respect to the election of directors at the annual meeting.

Q:	WHO IS SOLICITING MY VOTE?

A:
Our Board is sending you and making available this proxy statement in connection with the solicitation of proxies for use at the annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of our directors, officers and employees, without additional compensation. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

Q:	WHAT CONSTITUTES A QUORUM?

A:
The presence, in person or by proxy, of the holders of record of shares of our capital stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock entitled to vote at the annual meeting constitutes a quorum. There must be a quorum for business to be conducted at the annual meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement of the annual meeting and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:
Under the NASDAQ rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:
Directors are elected by a plurality of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Broker non-votes will not affect the outcome of the election of directors, because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP?

A:
The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017 must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. Because it is a routine matter and brokers are entitled to exercise their voting discretion without receiving instructions from the beneficial owner of the shares, broker non-votes will not affect the outcome of the approval of Deloitte & Touche LLP.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:
If you attend the meeting or send in your signed proxy card but abstain from voting, you will still be counted for purposes of determining whether a quorum exists. Abstentions will have no effect on the outcome of the vote on any proposal because abstentions do not represent votes cast.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:
We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our by-laws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be included in our proxy materials for the annual meeting, proposals must have been received by our Corporate Secretary no later than December 17, 2016. For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, not earlier than January 18, 2017 and not later than February 17, 2017. We did not receive notice of any properly brought matters by the deadlines for this year’s annual meeting.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:
If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Computershare, P.O. Box 30170, College Station, Texas 77842-3170 or Computershare, 211 Quality Circle, Suite 210, College Station, Texas 77845 or by telephone at (800) 962-4284. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote shares at its discretion on routine matters but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter, and brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposal 1 is a non-routine matter and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:
We offer four methods for you to vote your shares at the annual meeting. While we offer four methods, we encourage you to vote through the Internet or by telephone, as they are the most cost-effective methods for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card.

You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Mark Frissora, Timothy Donovan and Scott Wiegand, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

•	By Internet: Go to www.proxypush.com/CZR. Have your proxy card available when you access the web site. You will need the control number from your proxy card to vote.

•
By telephone: Call (866) 416-3128 toll-free (in the United States, U.S. territories and Canada) on a touch-tone telephone. Have your proxy card available when you call. You will need the control number from your proxy card to vote.

•	By mail: Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:
If your shares are held in street name, you will receive a form from your broker or nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

Q:	WHO WILL COUNT THE VOTE?

A:	Mediant Communications, LLC has been engaged as our independent inspector of election to tabulate stockholder votes for the 2017 annual meeting.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:
Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised: by appointing a new proxy; by providing written notice to the Corporate Secretary or acting secretary of the annual meeting or by voting in person at the annual meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:
If you complete a proxy card or vote through the Internet or by telephone, then you may still vote in person at the annual meeting. To vote at the annual meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the annual meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must first obtain a proxy issued in your name from the broker, bank or other nominee, otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the annual meeting. All reports we file with the SEC are available when filed. Please see the question “Where to Find Additional Information” below.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2018 ANNUAL MEETING?

A:
Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than December 13, 2017 in order for the proposal to be considered for inclusion in our proxy materials for the 2018 annual meeting. To otherwise bring a proposal or nomination before the 2018 annual meeting, you must comply with our by-laws. Currently, our by-laws require written notice to the Corporate Secretary between January 4, 2018 and February 3, 2018. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before January 4, 2018 or after February 3, 2018, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our by-laws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their discretion.

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, or by calling the Corporate Secretary at (702) 407-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	HOW DOES THE PROPOSED MERGER OF THE COMPANY AND CAESARS ACQUISITION COMPANY AFFECT THIS PROXY STATEMENT?

A:	The Company and Caesars Acquisition Company (“CAC”) have entered into the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, as amended by the First Amendment to Amended and

Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”), under which CAC will merge with and into the Company, with the Company as the surviving company (the “Merger”). If the Merger is completed, each share of Class A common stock, par value $0.001 per share, of CAC (“CAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for, that number of shares of common stock, par value $0.01 per share, of the Company equal to 1.625. Based on the number of shares of Company common stock and CAC Common Stock issued and outstanding as of the Record Date, CAC stockholders are expected to receive approximately 32.0% of the outstanding shares of Company common stock on a fully diluted basis (for outstanding Company and CAC options and stock awards), (1) after giving effect to the stock issuance to creditors of the Company’s subsidiary, Caesars Entertainment Operating Company, Inc. (“CEOC”), and certain of its subsidiaries in connection with their emergence from Chapter 11 of the United States Bankruptcy Code, and (2) assuming completion of a $1.0 billion repurchase of Company common stock from certain creditors of CEOC and certain of its subsidiaries. Each of the Company and CAC will be holding a special meeting for Company stockholders and CAC stockholders, respectively, to vote on certain matters in connection with the proposed Merger. The surviving entity will continue to trade on NASDAQ under the symbol “CZR.” The Merger has no impact on this proxy statement.

Q:	HOW DOES CEOC’S VOLUNTARY CHAPTER 11 REORGANIZATION AFFECT THIS PROXY STATEMENT?

A:
On January 15, 2015, CEOC and certain of its subsidiaries voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois in Chicago. The bankruptcy of CEOC has no impact on this proxy statement, except we no longer consolidate CEOC and its subsidiaries in our financial results, and, accordingly, any such amounts disclosed do not include amounts attributable to CEOC and its subsidiaries for the period subsequent to its deconsolidation.

Q:	HOW WILL THE COMPANY BE GOVERNED AFTER THE MERGER AND CEOC’S EMERGENCE FROM BANKRUPTCY?

A:
Each of the Merger and CEOC’s emergence from bankruptcy is conditioned on the occurrence of the other (accordingly, these transactions are referred to collectively herein as the “Emergence Transactions”). Following the Emergence Transactions, we expect that the Company will no longer be controlled by affiliates of Apollo Global Management, LLC (together with such affiliates, “Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG” and, together with Apollo, the “Sponsors”).  We will have a one-year transition period in which to comply with the NASDAQ corporate governance requirements that a majority of the Board, and that the Human Resources Committee and Nominating and Corporate Governance Committee consist of independent directors. CEOC’s plan of reorganization requires that, at the effective time of CEOC’s emergence from bankruptcy, the Board consist of 11 directors, eight of whom will be “independent” under the NASDAQ listing standards.  Further, the plan of reorganization requires that our classified Board structure be phased-out over three years. Accordingly, assuming the Emergence Transactions are consummated, the composition of our Board will be substantially different from the composition presented in this proxy statement.  For further details relating to our corporate governance and Board composition following the Emergence Transactions, please refer to the Form S-4 registration statement we filed with the SEC on March 13, 2017, as the same may be amended.

Q:	IS THERE OTHER BACKGROUND INFORMATION RELEVANT TO THIS PROXY STATEMENT?

A:	Additional information regarding the Company is available in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 15, 2017 (the “2016 Annual Report”).

CORPORATE GOVERNANCE
 Director Independence. Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of five individuals affiliated with the Sponsors, as of the Record Date, beneficially owns approximately 59.3% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of our directors. Therefore, we are a “controlled company” under NASDAQ listing standards, and we have elected not to comply with the NASDAQ corporate governance requirement that a majority of our Board and our Human Resources (i.e., compensation) and Nominating and Corporate Governance Committees consist of independent directors. See “Certain Relationships and Related Person Transactions.”
Our Board affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable NASDAQ listing standards. These guidelines are contained in our Corporate Governance Guidelines, which are posted on the Corporate Governance page of our web site located at http://investor.caesars.com.
As of the date of this proxy statement, our Board consisted of 11 members: Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Mark Frissora, Fred Kleisner, Eric Press, Marc Rowan, David Sambur, Christopher Williams and Bernard Zuroff. Lynn Swann resigned from the Board in June 2016. Based upon the NASDAQ listing standards, we do not believe that Messrs. Loveman, Benjamin, Bonderman, Davis, Frissora, Press, Rowan or Sambur would be considered independent because of their relationships with certain affiliates of the Sponsors or other relationships with us.

Mr. Loveman, our former President and Chief Executive Officer and our current Chairman of the Board, was appointed to the Board in February 2000, and was appointed as our Chairman in January 2005 in connection with his employment agreement. Mr. Loveman’s employment agreement terminated effective December 31, 2016, however, Mr. Loveman continues to serve as our Chairman. As discussed below, Mr. Frissora was appointed to the Board in February 2015 in connection with his employment. Pursuant to the Stockholders’ Agreement (as defined below), Messrs. Benjamin, Press, Rowan and Sambur were appointed to the Board as a consequence of their respective relationships with Apollo, and Messrs. Bonderman and Davis were appointed to the Board as a consequence of their respective relationships with TPG. Mr. Davis will not stand for re-election at the annual meeting and the Board has nominated Richard Schifter as a director to replace Mr. Davis as one of TPG’s nominees pursuant to the Stockholders’ Agreement. Mr. Schifter will not be considered independent because of his relationship with TPG.
Our Board has affirmatively determined that Messrs. Kleisner, Williams and Zuroff are, and Mr. Swann during his tenure in 2016 was, independent from our management under the NASDAQ listing standards. The Board has also affirmatively determined that Messrs. Kleisner, Swann, Williams and Zuroff, the members of our Audit Committee during 2016, meet the audit committee independence requirements of Rule 10A-3 of the Exchange Act.
Executive Sessions. Our Corporate Governance Guidelines provide that the independent directors shall meet at least twice annually in executive session.
Stockholder Nominees. Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary. The Nominating and Corporate Governance Committee will consider any director candidates recommended by our stockholders that meet our by-law notice requirements. Generally, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, addressed to the Corporate Secretary, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that, if the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our by-laws for more detailed information regarding the process by which stockholders may nominate directors. Our by-laws are posted on the Corporate Governance page of our web site located at http://investor.caesars.com.

Board Committees. Our Board has the following committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee, the Finance Committee, the Executive Committee and the 162(m) Plan Committee. The Board has determined that all of the members of the Audit Committee and all of the members of the 162(m) Plan Committee are independent as defined in the NASDAQ listing standards and in our Corporate Governance Guidelines. The Board

has adopted a written charter for each of these committees. The charters for each of these committees are available on the Corporate Governance page of our web site located at http://investor.caesars.com.
The chart below reflects the composition of the standing committees of our Board as of the date of this proxy statement:

Name of Director	Audit	Human Resources	Nominating and Corporate Governance	Finance	Executive	162(m) Plan
Gary Loveman (1)
Jeffrey Benjamin		X
David Bonderman
Kelvin Davis (2)		X	X	X	X
Mark Frissora (1)					X
Fred Kleisner	X					X
Eric Press
Marc Rowan		X		X
David Sambur			X		X
Christopher Williams	X					X
Bernard Zuroff (3)	X					X
____________________

(1)	Indicates management director. Mr. Loveman’s employment agreement with the Company terminated effective December 31, 2016.

(2)	Mr. Schifter will replace Mr. Davis on these committees upon his election.

(3)	Mr. Zuroff was appointed to the Board on November 10, 2016.
In addition to the standing committees of our Board, we have a Strategic Alternatives Committee comprised of Messrs. Kleisner, Williams and Zuroff.  The Board is engaged in the planning for and assessment of potential strategic alternatives and contingency planning in connection with its ongoing goals and objectives, the Company’s ongoing participation in the bankruptcy proceedings and related litigation of its subsidiary, CEOC, and certain of CEOC’s subsidiaries (collectively, the “Strategic Alternatives Matters”). The Board formed the Strategic Alternatives Committee and authorized it to act on behalf of the Board to undertake any review, analysis, assessment, valuation or other actions necessary or appropriate in connection with the Company’s role in any or all of the Strategic Alternatives Matters, whether involving a single transaction or a series of related transactions.
Audit Committee
Our Audit Committee currently consists of Mr. Williams, as chairman, Mr. Kleisner and Mr. Zuroff. Mr. Swann served on the committee until he resigned from the Board in June 2016.
Our Audit Committee met on nine occasions during 2016. Our Board has determined that Messrs. Kleisner and Williams each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Kleisner, Williams and Zuroff are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NASDAQ listing standards. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements; provide an avenue of communication among our independent auditors, management, our internal auditors and our Board; and prepare the audit-related report required by the SEC to be included in our annual proxy statement or annual report on Form 10-K. The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	preparation of the annual audit committee report to be included in our annual proxy statement;

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Human Resources Committee
Our Human Resources Committee (“HRC”) serves as our compensation committee with the specific purpose of designing, approving and evaluating the administration of our compensation plans, policies and programs. Our HRC currently consists of Messrs. Benjamin, Davis and Rowan. The purpose of the HRC is to ensure that our compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. Our HRC met on four occasions during 2016.
The qualifications of the HRC members stem from roles as corporate leaders, private investors and board members of several large corporations. Their knowledge, intelligence and experience in company operations, financial analytics, business operations and understanding of human capital management enables the members to carry out the objectives of the HRC. We have chosen the “controlled company” exception under the NASDAQ listing standards, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.
Our HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.
Each year the HRC reviews whether the work of the Company’s compensation consultants raises any conflicts of interest. The HRC has determined that the work of Towers Watson, Steven Hall, Mercer Investment Consulting and Stoel Rives LLP (whose services are described under “Compensation Discussion and Analysis — Role of Outside Consultants in Establishing Compensation” below) did not raise any conflicts of interest in fiscal 2016 and does not currently raise any conflicts of interest. In making this assessment, the HRC considered that neither Towers Watson, Steven Hall, Mercer Investment Consulting nor Stoel Rives LLP provided any other services to the Company unrelated to executive compensation, except for some work performed by Towers Watson related to employee benefits that we do not believe raises any potential conflicts and the other factors enumerated in Rule 10C-1(b) under the Exchange Act.
162(m) Plan Committee
The 162(m) Plan Committee reviews and approves compensation that is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Messrs. Williams, Kleisner and Zuroff are the current members of the 162(m) Plan Committee.
Nominating and Corporate Governance Committee
Our Board has established a Nominating and Corporate Governance Committee, whose current members are Mr. Davis and Mr. Sambur. Mr. Swann served on the committee until he resigned from the Board in June 2016. Our Nominating and Corporate Governance Committee met once during 2016. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to establish criteria for Board and committee membership and to recommend to our Board proposed nominees for election to the Board and for membership on committees of our Board;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our Board regarding board governance matters and practices.
We have chosen the “controlled company” exception under the NASDAQ listing standards, which exempts us from the requirement that we have a Nominating and Corporate Governance Committee composed entirely of independent directors.
Finance Committee
Our Finance Committee currently consists of Mr. Davis and Mr. Rowan. The purpose of the Finance Committee is to assist the Board in the oversight of our financial matters primarily relating to indebtedness and financing transactions.

Executive Committee
Our Executive Committee currently consists of Mr. Frissora, as chairman, Mr. Davis and Mr. Sambur. Mr. Rowan served on the committee until March 2017. The Executive Committee has all the powers of our Board in the management of our business and affairs other than those enumerated in its charter, including, without limitation, the establishment of additional committees or subcommittees of our Board and the delegation of authority to such committees and subcommittees, and may act on behalf of our Board to the fullest extent permitted under Delaware law and our organizational documents. The Executive Committee serves at the pleasure of our Board and may act by a majority of its members, provided that at least one member affiliated with Apollo and TPG must approve any action of the Executive Committee. This committee and any requirements or voting mechanics or participants may continue or be changed if Apollo and TPG no longer own a controlling interest in us.
Director Qualifications. The Board seeks to ensure the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying candidates for membership on the Board, the Board takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, mature and careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board, and (2) all other factors it considers appropriate, including alignment with our stockholders, especially investment funds affiliated with the Sponsors. While we do not have any specific diversity policies for considering Board candidates, we believe each director contributes to the Board’s overall diversity, meaning a variety of opinions, perspectives and personal and professional experiences and backgrounds.
When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1 — Election of Directors.”
Each of the Company’s directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing their skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. Alignment with our stockholders is important in building value at the Company over time.
Stockholders Agreement Regarding Nominees and Elections. Each of the directors, other than Messrs. Kleisner, Swann, Williams and Zuroff, was elected to the Board pursuant to the Stockholders’ Agreement or an employment arrangement. Under the Stockholders' Agreement, until we cease to be a “controlled company” within the meaning of the NASDAQ listing standards, each of the Sponsors has the right to nominate four directors to our Board. In addition, under the Stockholders’ Agreement, until we cease to be a “controlled company,” each of the Sponsors has the right to designate four members of each committee of our Board except to the extent that such a designee is not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Pursuant to the Stockholders’ Agreement, Messrs. Benjamin, Press, Rowan and Sambur were appointed to the Board as a consequence of their respective relationships with Apollo, and Messrs. Bonderman and Davis were (and Mr. Schifter will be) appointed to the Board as a consequence of their respective relationships with TPG. TPG has elected not to appoint a third or fourth director in accordance with the terms of the Stockholders’ Agreement. Mr. Loveman was appointed to the Board pursuant to the Stockholders’ Agreement and was later named Chairman as a consequence of his being Chief Executive Officer and President of the Company, prior to July 2015. Mr. Frissora was appointed to the Board pursuant to his Employment Agreement and as a result of his appointment to Chief Executive Officer and President of the Company in July 2015.
Criteria for Director Nomination. Our Nominating and Corporate Governance Committee identifies and recommends to the Board persons to be nominated to serve as directors of the Company. Directors are selected based on, among other things, understanding of elements relevant to the success of a large publicly traded company, understanding of the Company’s business, and educational and professional background. The Nominating and Corporate Governance Committee also considers the requirements of any stockholders agreement in existence (as such may be amended from time to time), including, but not limited to, the Stockholders’ Agreement, which governs the composition requirements of the Company’s Board and committees. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee also considers such factors as industry background, financial and business experience, public company experience, other relevant education and experience, general reputation, independence and diversity. The Company endeavors to have a Board composition encompassing a broad range of skills, expertise, industry knowledge and diversity of background and experience. The Nominating and Corporate Governance Committee considers, consistent with applicable law, the Company’s certificate of incorporation and by-laws and the criteria set forth in our Corporate Governance Guidelines and any candidates proposed by any senior executive officer, director or stockholder. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders on the same basis as all other candidates.

In addition, individual directors and all persons nominated to serve as directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.
Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above. In addition, prior to accepting renomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.
Board Leadership Structure. The Board has historically appointed the Company’s Chief Executive Officer and President as Chairman because he is the director most familiar with the Company’s business and industry and, as a result, is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. On February 4, 2015, the Company announced that Gary Loveman, then Chairman and Chief Executive Officer, had decided to begin transitioning management of the Company at the end of the first quarter of 2015. Mark Frissora joined the Company as Chief Executive Officer Designate and a member of the Board, and became the President and Chief Executive Officer on July 1, 2015. Mr. Loveman continues to serve as Chairman of the Board. In light of Mr. Loveman’s significant history with the Company, the Board believes that Mr. Loveman’s continuation as Chairman provides the Company with important continuity and industry expertise. The Board has not designated a lead independent director.
Board’s Role in Risk Oversight. The Board exercises its role in the oversight of risk as a whole through the Audit Committee. The Audit Committee receives regular reports from the Company’s risk management and compliance departments.
Compensation Risk Assessment. On an annual basis, our management reviews our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presents its findings to the HRC. Based on this assessment and review, we believe our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us. In evaluating our compensation policies and practices, we considered the following elements of our compensation programs from the perspective of enterprise risk management and the terms of the Company's compensation policies generally:

•	The Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk.

•
The HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, the HRC has historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

•	The HRC has the authority to clawback bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant.

•
The Company is subject to a number of restrictions due to gaming, compliance and other regulations that mitigate the risk that employees take action that put our business at risk and that the compensation programs incentivize them to do so.

Board Meetings and Committees; Policy Regarding Director Attendance at Annual Meeting of Stockholders. During 2016, our Board held 15 meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, other than Messrs. Bonderman and Davis, who attended less than 75% of the meetings of the Board and committees on which they serve. It is our policy that directors are encouraged to attend the Company’s annual stockholder meeting. Three of our directors attended our 2016 annual meeting of stockholders.
Policy Regarding Communication with the Board. Stockholders and other interested parties may contact the Board as a group or any individual director by sending a letter (signed or anonymous) to: c/o Board of Directors, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Corporate Secretary. We will forward all such communications to the applicable Board member(s), except for material that is unduly hostile, threatening, illegal or similarly unsuitable. In addition, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Company’s legal department will review the communication, and concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer matters to our internal audit, legal, finance or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Corporate Governance page of our web site located at http://investor.caesars.com.

Corporate Governance Guidelines. The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Board composition (i.e., size);

•	Director qualifications;

•	Classification of directors into three classes;

•	Director independence;

•	Director retirement policy and changes in a non-employee director's primary employment;

•	Director term limits (and the lack thereof);

•	Director responsibilities, including director access to officers and employees;

•	Board meetings and attendance and participation at those meetings;

•	Executive sessions;

•	Board committees;

•	Director orientation and continuing education;

•	Chief Executive Officer evaluation and compensation;

•	Director compensation;

•	Management succession planning;

•	Performance evaluation of the Board and its committees; and

•	Public interactions.
The Corporate Governance Guidelines are available on the Corporate Governance page of our web site located at http://investor.caesars.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our web site.
Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Corporate Governance page of our web site located at http://investor.caesars.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our web site or to report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.
Impact of the Emergence Transactions on Corporate Governance

Following consummation of the Emergence Transactions, we expect that the Company will no longer be controlled by the Sponsors.  We will have a one-year transition period in which to comply with the NASDAQ corporate governance requirements that a majority of the Board, and that the HRC and Nominating and Corporate Governance Committee consist of independent directors.  CEOC’s plan of reorganization requires that, at the effective time of CEOC’s emergence from bankruptcy, the Board consist of 11 directors, eight of whom will be “independent” under the NASDAQ listing standards. Further, the plan of reorganization requires that our classified Board structure be phased-out over three years.   Accordingly, assuming the Emergence Transactions are consummated, the composition of our Board will be substantially different from the composition presented in this proxy statement.  For further details relating to our corporate governance and Board composition following the Emergence Transactions, please refer to the Form S-4 registration statement we filed with the SEC on March 13, 2017, as the same may be amended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. To our knowledge, based solely on a review of copies of such reports received with respect to the 2016 fiscal year and the written representations received from certain reporting persons that no other reports were required, we believe that during the past fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were met, except with respect to Steven Tight, Mark Frissora and Ruben Sigala, who each had one late filing. Each of these late filings was due solely to administrative error.

PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS

The authorized number of members of our Board is 11 directors. Our Board recommends that each of the Class II director nominees listed below be elected as members of the Board at the annual meeting. As described under “Corporate Governance — Impact of the Emergence Transactions on Corporate Governance,” upon consummation of the Emergence Transactions, we expect that the composition of the Board will be substantially different from the composition presented in this proxy statement.  The information presented below, including as to the term of each director and the expiration thereof, does not give effect to the Emergence Transactions.  For further details relating to our corporate governance and Board composition following the Emergence Transactions, please refer to the Form S-4 registration statement we filed with the SEC on March 13, 2017, as the same may be amended.
Pursuant to our certificate of incorporation, our Board is divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. All of the nominees are current directors, other than Mr. Schifter. Each of the Class II director nominees, if elected, will serve a three-year term as a director until the annual meeting of stockholders in 2020 or until his respective successor is duly elected and qualified or until the earlier of his death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.
Directors are elected by a plurality of the votes cast by stockholders in person or by proxy at the annual meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting.
The ages of our directors and nominees as of the date of this proxy statement are:

Name	Age	Director Since	Position(s)
Class II Directors whose terms will expire at the 2017 Annual Meeting
Mark Frissora	61	2015	Director, President and Chief Executive Officer
Eric Press	51	2008	Director
David Sambur	37	2010	Director
Richard Schifter	64	N/A	Nominee for Director

Class III Directors whose terms will expire at the 2018 Annual Meeting
Gary Loveman	57	2000	Director, Chairman of the Board
David Bonderman	74	2008	Director
Marc Rowan	54	2008	Director
Christopher Williams	59	2008	Director

Class I Directors whose terms will expire at the 2019 Annual Meeting
Jeffrey Benjamin	55	2008	Director
Fred Kleisner	72	2013	Director
Bernard Zuroff	61	2016	Director
Mr. Schifter was nominated to replace Mr. Davis as one of TPG’s nominees pursuant to the Stockholders’ Agreement. Applicable New Jersey gaming laws require certain approvals be obtained before a director is able to take actions in his capacity as such. Mr. Schifter is scheduled to be considered for these approvals on May 10, 2017 and the Company is highly confident that Mr. Schifter will receive these approvals at that time. However, even though Mr. Schifter may be elected as a director at the annual meeting, he will be unable to take action as a director until these approvals are obtained.

The following is a brief description of the background and business experience of each of our continuing directors and director nominees as of March 6, 2017:
Nominees (Whose Term, if Elected, Will Expire at the 2020 Annual Meeting)
Mark Frissora became a member of our Board in February 2015.  Mr. Frissora serves as our Chief Executive Officer and President. Mr. Frissora has 40 years of business experience that spans all levels of management and functional roles, including Chairman and CEO of two Fortune 500 companies over the last 14 years. Prior to joining the Company, he served as the Chairman and Chief Executive Officer of Hertz Global Holdings, Inc. from July 2006 until September 2014. Prior to joining Hertz in July 2006, Mr. Frissora led Tenneco, Inc., where he served as Chairman and Chief Executive Officer from January 2000 to July 2006. His past positions include positions in sales, marketing and brand management at General Electric, as well as senior roles overseeing supply chain, engineering and manufacturing at Tenneco and positions at Aeroquip-Vickers Corporation and Philips NV. He also serves as a director of Delphi Automotive PLC, where he is a member of its nominating and governance committee and chairman of its compensation committee. Mr. Frissora previously served on the boards of directors of Walgreens Boots Alliance, FMC Corporation and NCR Corporation, in addition to Hertz and Tenneco. Mr. Frissora holds a bachelor’s degree from The Ohio State University and has completed executive development programs at Babson College and the Thunderbird International School of Management. He is a member of the CEO Roundtables of the American Gaming Association and the U.S. Travel Association. Mr. Frissora was elected as a member of our Board because of his significant operational background and his past experience in leading large, complex consumer-facing organizations. He also serves as the chairman of the Board’s Executive Committee.
Eric Press became a member of our Board in January 2008 upon consummation of the acquisition of CEC by affiliates of the Sponsors (the “Acquisition”). Mr. Press has been a Senior Partner at Apollo since 2007 and has been a Partner of other Apollo entities since 1998. Mr. Press has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors. Mr. Press currently serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Princimar Chemical Holdings, LLC, DSP Parent, L.P., Constellis Holdings, LLC, and Prime Security Services Borrower, LLC. He previously served on the boards of directors of the Rodeph Sholom School, Innkeepers Trust USA, Wyndham International, Inc., Quality Distribution, Inc. AEP Industries, Inc., Metals USA Holdings Corp., WMC Finance Corp., Prestige Cruise Holdings, Inc., Athene Holding, Ltd., Affinion Group Holdings, Inc., Noranda Aluminum Holding Corporation and Verso Corporation. Mr. Press graduated magna cum laude from Harvard University with a bachelor’s degree in economics and received his law degree from Yale Law School. Mr. Press has extensive experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors, and, as such, he provides the Board with key insights and knowledge into financing and investment matters, as well as general management experience.
David Sambur became a member of our Board in November 2010. Mr. Sambur is a Senior Partner of Apollo, having joined in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the boards of directors of AGS Capital LLC, Caesars Acquisition Company, Caesars Entertainment Operating Company, Inc., Coinstar, LLC, Diamond Resorts Internationals, Inc., Rackspace, Inc., EcoATM, LLC, and Redbox Automated Retail, LLC. He previously served on the boards of Hexion Holdings, LLC, Momentive Performance Materials, Inc. and Verso Paper Corporation. Mr. Sambur is also a member of the Mount Sinai Department of Medicine Advisory Board. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a bachelor’s degree in economics. He is a member of the Board's Executive Committee and the Nominating and Corporate Governance Committee. Mr. Sambur’s experience in financing, analyzing, investing in and advising public companies and their boards of directors provides the Board with key insights and knowledge into financing and investment matters and guidance on strategic and operational issues.

Richard Schifter has been a partner at TPG since 1994. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring and represented Air Partners in connection with the acquisition of Continental Airlines in 1993.  Mr. Schifter joined Arnold & Porter in 1979 and was a partner from 1986 through 1994.  Mr. Schifter also served on the boards of directors of Ryanair Holdings, PLC from 1996 through 2003, America West Holdings Inc. from 1994 to 2005, US Airways Group Inc. from 2005 to 2006 and Midwest Airlines, Inc. from 2007 to 2009. Mr. Schifter received a B.A. with distinction from George Washington University in 1975 and a J.D. cum laude from the University of Pennsylvania Law School in 1978. He is a member of the Board's Human Resources Committee, the Executive Committee, the Finance Committee and the Nominating and Corporate Governance Committee. Mr. Schifter’s extensive directorial experience and expertise in corporate restructuring enable him to provide the Board with valuable insight and guidance on strategic matters of the Company.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES.

Class III Directors (Current Term Will Expire at the 2018 Annual Meeting)
Gary Loveman has been our Chairman of the Board since January 2005 and has been a member of our Board since February 2000. He served as our Chief Executive Officer from January 2003 until July 2015 and President from April 2001 until July 2015. Since October 2015, Mr. Loveman has served as Executive Vice President of Aetna, Inc. Consumer Health and Services. He has over 15 years of experience in retail marketing and service management, and he previously served as an associate professor at the Harvard University Graduate School of Business. Mr. Loveman also serves as chairman of the board and a director of Caesars Entertainment Operating Company, Inc. He previously served on the boards of directors of Coach, Inc. and FedEx Corporation. He holds a bachelor’s degree from Wesleyan University and a Ph.D. in economics from the Massachusetts Institute of Technology. Mr. Loveman was elected as a member of our Board because our Board concluded that Mr. Loveman’s distinguished career and experience in retail marketing and service management. His long service on our Board provides continuity to the Board and enables Mr. Loveman to contribute valuable insight and guidance on important issues facing the business of the Company.
David Bonderman became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a TPG founding partner. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. He previously served on the boards of directors of JSC VTB Bank, General Motors Company, Gemalto N.V., Burger King Holdings, Inc., Washington Mutual, Inc., IASIS Healthcare LLC, Univision Communications, Inc., Armstrong World Industries, Inc., and CoStar Group, Inc. Mr. Bonderman also currently serves on the boards of directors of Caesars Entertainment Operating Company, Inc., Energy Future Holdings Corp., Kite Pharma, Inc., Pace Holdings Corp. and Ryanair Holdings PLC, of which he is chairman. He holds a bachelor’s degree from the University of Washington and a law degree from Harvard University. Mr. Bonderman was elected as a member of our Board because our Board concluded that Mr. Bonderman’s extensive experience in investment and finance matters, as well as his extensive directorial experience and deep understanding of operational issues, enable him to provide the Board with valuable insight and guidance on strategic and operational issues of the Company.
Marc Rowan became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Rowan is a co-founder and Senior Managing Director of Apollo, a leading alternative asset manager focused on contrarian and value-oriented investments across private equity, credit-oriented capital markets and real estate, a position he has held since 1990. He currently serves on the boards of directors of Apollo, Athene Holding Ltd. and Caesars Acquisition Company. He previously served on the boards of directors of AMC Entertainment, Inc., Beats Music, LLC (until its acquisition by Apple Inc.), CableCom Gmbh, Countrywide PLC, Culligan Water Technologies, Inc., Furniture Brands International, Inc., Mobile Satellite Ventures, L.P., National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., New York REIT, Inc., Norwegian Cruise Lines Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, Vail Resorts, Inc., Wyndham International, Inc. and Caesars Entertainment Operating Company, Inc. (until March 18, 2016). He is a founding member and Chairman of Youth Renewal Fund and a member of the Board of Overseers of The Wharton School. He serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a bachelor’s degree and an M.B.A. in finance. Mr. Rowan is a member of the Board’s Human Resources Committee and the Finance Committee. Mr. Rowan was elected as a member of our Board because our Board concluded that Mr. Rowan’s extensive experience in value-oriented investments, credit-oriented capital markets and real estate, as well as his extensive directorial experience, enable him to provide the Board with insight and guidance on strategic matters of the Company.
Christopher Williams became a member of our Board in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. Mr. Williams also serves on the boards of directors for Cox Enterprises, Inc., The Clorox Company, and Ameriprise Financial, Inc. Mr. Williams also serves on the board of directors of the Lincoln Center for the Performing Arts and The Partnership for New York City and is also chairman of the board of Overseers of the Tuck School of Business at Dartmouth College. He previously served on the board of directors of Wal-Mart Stores, Inc. He is Chairman of the Board’s Audit Committee and is a member of the 162(m) Plan Committee. He holds a bachelor's degree from Howard University and an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Williams was elected as a member of our Board because our Board concluded that Mr. Williams’ extensive management experience in investment banking provides the Board with a wealth of knowledge regarding business operations and business strategy, as well as valuable financial and investment experience essential to guiding our strategy.

Class I Directors (Current Term Will Expire at the 2019 Annual Meeting)

Jeffrey Benjamin became a member of our Board in January 2008 upon consummation of the Acquisition. Mr. Benjamin has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to

Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo with respect to investments in the gaming industry. He was a senior advisor to Apollo from 2002 to 2008. He previously served on the boards of directors of Spectrum Group International, Inc., Goodman Global Holdings, Inc., Dade Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, Mandalay Resort Group, and Virgin Media Inc. and Exco Resources, Inc. Mr. Benjamin is the Chairman of the board of directors of A-Mark Precious Metals, Inc. and also serves on the boards of directors of Chemtura Corporation and American Airlines Group Inc. He holds a bachelor’s degree from Tufts University and a master’s degree from the Massachusetts Institute of Technology Sloan School of Management. He is also a member of the Board’s Human Resources Committee and was elected as a member of our Board because the Board concluded that Mr. Benjamin’s extensive experience in the gaming and investment industries, as well as his extensive directorial experience, provide the Board with a wealth of knowledge regarding the operational issues facing companies in the gaming industry and a business acumen essential to guiding the Company’s strategy.
Fred Kleisner became a member of our Board in July 2013. Mr. Kleisner has been Senior Advisor of Morgans Hotel Group Co. since 2006, served as the President and Chief Executive Officer of Hard Rock Hotel Holdings LLC from December 2007 through March 2011, and also served as the President and Chief Executive Officer of Morgans Hotel Group Co. from September 2007 through April 2011. He has also served in management positions with Rex Advisors, LLC, Wyndham International, Inc., and Starwood Hotels & Resorts Worldwide, Inc., Westin Hotels and Resorts, Interstate Hotels Company, The Sheraton Corporation and Hilton Hotels, Corp. Mr. Kleisner currently serves as a director of Ashford Hospitality Trust, Kindred Healthcare, Inc. and Playtime, LLC, as a member of the board of managers of Ambridge Hospitality, and on the Advisory Council of Michigan State University’s Broad School of Business, Hospitality Business/Real Estate Investment Management Program. He previously served on the board of directors of Apollo Residential Mortgage, Inc., Hard Rock Holdings, LLC, the Museum of Arts & Design, NYC, as a trustee/director for the Culinary Institute of America, and as a trustee of National Outdoor Leadership School. He holds a degree from The School of Hospitality Business at Michigan State University. Mr. Kleisner serves as a member of the Board’s Audit Committee and 162(m) Plan Committee and was elected as a member of our Board because our Board concluded that Mr. Kleisner’s extensive experience in the management and operation of companies in the hospitality and entertainment industry enable him to provide the Board with a wealth of knowledge regarding operational issues facing companies in the hospitality and entertainment industry and a business acumen essential to guiding the Company’s strategy.

Bernard Zuroff became a member of our Board in November 2016. Mr. Zuroff is a consultant and associate for Vertical Partners, a real estate development company. He previously held the position of Group Vice President, Secretary and General Counsel at McLeodUSA, Inc. from August 2006 through February 2008. He has practiced law for over 23 years in both private practice and as corporate in-house counsel and has over nine years of experience in the telecommunications industry. Specifically, from October 2004 to August 2006, Mr. Zuroff was an independent consultant in the telecommunications industry. He also served as General Counsel, Executive Vice President and Secretary of ICG Communications Inc. from October 2000 to October 2004. Prior to this position, Mr. Zuroff was the Assistant General Counsel and Corporate Attorney of ICG Communications Inc. since July 1996. Before joining ICG Communications Inc., he had 11 years of experience as an attorney with Gorsuch Kirgis, LLP, the Resolution Trust Company and Infotel, Inc. Mr. Zuroff has a Bachelor of Arts degree in accounting from Carroll College, a law degree from the University of Montana and an LLM in taxation law from New York University. He served on the board of directors of Fisker Automotive, Inc. from November 2012 to November 2014 and previously served on the board of trustees of InnKeepersUSA, Inc. from July 2010 to October 2011. He is also a member of the Board’s Audit Committee and 162(m) Plan Committee. Due to Mr. Zuroff’s experience and wealth of knowledge regarding real-estate related investments and legal background, he provides the Board with valuable knowledge and insight into investment related matters as well as legal risks relevant to the Company.

EXECUTIVE OFFICERS

Executive officers are elected annually, serve at the discretion of our Board and hold office until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors, nominees or executive officers. Gary Loveman serves as Chairman of the Board and served as Chief Executive Officer and President until July 1, 2015. His business experience is discussed above under “Proposal 1 — Election of Directors — Class III Directors (Current Term Will Expire at the 2018 Annual Meeting).” Mark Frissora serves as Director and President and Chief Executive Officer. His business experience is discussed above in “Proposal 1 — Election of Directors — Nominees (Whose Term, if Elected, Will Expire at the 2020 Annual Meeting).” Other executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Janis Jones Blackhurst	68	Executive Vice President Communications and Government Relations
Richard D. Broome	58	Executive Vice President of Public Affairs and Communications
Timothy Donovan	61	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer
Eric Hession	42	Executive Vice President and Chief Financial Officer
Thomas Jenkin	62	Global President of Destination Markets
Robert Morse	61	President of Hospitality
Les Ottolenghi	55	Executive Vice President and Chief Information Officer
Ruben Sigala	41	Executive Vice President and Chief Marketing Officer
Christian Stuart (1)	38	Executive Vice President, Gaming and Interactive Entertainment
Mary Thomas	50	Executive Vice President, Human Resources
Steven Tight	61	President, International Development
____________________

(1)	Mr. Stuart’s title is pending all required regulatory approvals.
Ms. Jones Blackhurst became our Executive Vice President, Communications and Government Relations in November 2011. She served as our Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining Caesars, Ms. Blackhurst served as Mayor of Las Vegas from 1991 to 1999.
Mr. Broome became our Executive Vice President of Public Affairs and Communications in January 2016. Prior to joining the Company, Mr. Broome served as the Executive Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz from March 2013 through July 2015. Previously, Mr. Broome served as Senior Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz from March 2008 to March 2013, and as Vice President, Corporate Affairs and Communications from August 2000 to March 2008.
Mr. Donovan became Executive Vice President in November 2011, General Counsel in April 2009 and our Chief Regulatory and Compliance Officer in January 2011. He served as Senior Vice President from April 2009 to November 2011. Prior to joining us, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007.
Mr. Hession became our Executive Vice President and Chief Financial Officer in January 2015 and was our Senior Vice President and Treasurer starting in November 2011. Mr. Hession joined the Company in December of 2002 and held many roles in both operations and corporate finance over his tenure with the Company. Prior to his employment with the Company, Mr. Hession spent five years with Merck and Company working in various capacities in Pennsylvania and North Carolina and at its New Jersey corporate headquarters.
Mr. Jenkin became our Global President of Destination Markets in May 2013. He served as President of Operations from November 2011 through May 2013. He served as Western Division President from January 2004 through November 2011. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.
Mr. Morse became our President of Hospitality in April 2014. Prior to joining the Company, he served as Chief Operating Officer for the Americas region of Intercontinental Hotel Group (“IHG”) from February 2012 through April 2014. In his prior role, he was responsible for leading IHG’s operations for franchised and managed hotels, including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Hotel Indigo, Holiday Inn Hotels & Resorts, Holiday Inn Express, Staybridge Suites and Candlewood Suites. Mr. Morse joined IHG from Noble Investment Group, where he served as managing principal and Chief Operating Officer from February 2005 through October 2011.

Mr. Ottolenghi became our Executive Vice President and Chief Information Officer in January 2016. Prior to joining the Company in early 2016, Mr. Ottolenghi held the same role at Las Vegas Sands Corporation from June 2013 to August 2015. Mr. Ottolenghi was also the founder and served as CIO of Plat4m Technologies, formerly Firebox, LLC, from August 2007 to May 2013.

Mr. Sigala became our Executive Vice President and Chief Marketing Officer in December, 2016. He previously served as Senior Vice President and Chief Analytics Officer for the Enterprise Analytics division. Mr. Sigala has been employed with the Company since August 2005 and has held various roles in revenue management, business intelligence, planning and analysis and business strategy. Prior to joining us, he worked for Princess Cruises within its analytics organization and as a consultant in Ernst and Young’s national cash management practice.

Mr. Stuart currently serves as our Executive Vice President, Gaming and Interactive Entertainment, as of March 2017, subject to all required regulatory approvals, and also serves as Senior Vice President and the Chief of Staff to Company President and CEO Mark P. Frissora, a role in which he has served since June 2015.  Prior to his current roles, he served as Regional Chief Marketing Officer overseeing the Company’s nine resorts in Las Vegas from May 2016 to March 2017 and as General Manager of the Cromwell, Flamingo and LINQ Resorts from February 2013 through June 2015.  Prior to these positions in Las Vegas, Nevada, Mr. Stuart served as Regional Vice President of Finance, Gulf Coast Region from July 2010 through January 2013. He spent three years in various finance and operations leadership positions at the Company’s U.K. headquarters in London from August 2007 through June 2010.  Lastly, Mr. Stuart began his career with the Company in an analytical capacity in 2005 at Harrah’s New Orleans.
Ms. Thomas became our Executive Vice President, Human Resources in November 2011. She served as our Senior Vice President, Human Resources from January 2006 to November 2011. Prior to joining us, Ms. Thomas served as Senior Vice President, Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.
Mr. Tight became our President, International Development in July 2011. Prior to joining us, Mr. Tight served as Chief Executive Officer of Aquiva Development from August 2008 to August 2009 and Chief Executive Officer of Al Sharq Investment in Dubai from December 2004 to July 2008. Mr. Tight earlier served in roles of increasing responsibility for the Walt Disney Company as Senior Vice President International Development from March 2000 to April 2004, and earlier as Vice President of Business Development from July 1996 to February 2000 and as Vice President of Finance from July 1992 to June 1996.

EXECUTIVE COMPENSATION
Compensation Risk Assessment
The HRC has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally. As discussed below, the Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, the HRC has historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives. In addition, the HRC has the authority to clawback bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant. As a result, together with the restrictions placed on the Company by gaming, compliance and other regulations, the HRC does not believe that the Company’s compensation policies and practices provide incentives to take inappropriate business risks.
Named Executive Officers
Our named executive officers in 2016 were Mark Frissora (President and Chief Executive Officer), Gary Loveman (former President and Chief Executive Officer and current Chairman of our Board), Eric Hession (Executive Vice President and Chief Financial Officer), Thomas Jenkin (Global President of Destination Markets), Timothy Donovan (Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer) and Robert Morse (President, Hospitality).
Compensation Discussion and Analysis
Executive Summary
Adjusted EBITDA (as further defined below under “Elements of Compensation — Cash Incentive Payments — Senior Executive Incentive Plan and Annual Management Bonus Plan”) results for 2016 were $2,516 million. Customer satisfaction, measured through our customer surveys, continued to improve, reaching record high results in 2016.

The HRC set senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers have a great experience when visiting our properties. To that end, the HRC historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is based on these objectives:

•
The most significant compensation plan that is directly affected by the attainment of performance goals is our Annual Management Bonus Plan (the “Bonus Plan”). The financial measure for the Caesars Entertainment Corporation 2009 Senior Executive Incentive Plan (the “Senior Executive Incentive Plan”) is EBITDA. The financial measurement used to determine the bonus under the Bonus Plan is Adjusted EBITDA. The non-financial measurement used to determine plan payments for all participants is customer satisfaction, as measured by a third party from customer surveys of the loyalty program in which we participate (“Total Rewards”).

•
The 2016 annual cash incentives paid to our named executive officers were based on our Adjusted EBITDA of $2,516 million and customer satisfaction improvement of 4.1%. Our EBITDA results reached 106% of plan. The HRC approved the corporate score of 125 points in December 2016.

We have adopted the Caesars Entertainment Corporation Performance Incentive Plan, as amended (the “2012 Plan”), pursuant to which we grant annual equity awards to maintain a competitive long-term incentive program. In 2016, we granted a target value under our long-term incentive program made up solely of Restricted Stock Units (“RSUs”) to Messrs. Frissora, Jenkin, Hession, Morse and Donovan. Mr. Loveman did not participate in this annual RSU grant. The equity compensation analysis performed by Towers Watson and the available shares under the 2012 Plan were considered when determining the mix for each participant.

Our named executive officers received an increase in base salary in 2016. Mr. Frissora received an increase in base salary of 11.1% to $2,000,000, approved and effective July 5, 2016. Messrs. Jenkin, Hession, Morse and Donovan each received a 2.5% increase in base salary, effective October 1, 2016.

2016 Say-on-Pay Vote

At the 2016 Annual Meeting, the stockholders approved, on an advisory basis, the Company’s named executive officer compensation. Approximately 96% of the votes cast on the 2016 say-on-pay vote were in favor of our named executive officer compensation. In 2016, the stockholders approved, on an advisory basis, holding future say-on-pay votes every three years (the “say-on-frequency” vote). In light of the result of the 2016 say-on-frequency vote, the HRC decided that the Company will present future say-on-pay votes every three years until the next required say-on-frequency vote. We currently expect that the next say-on-frequency vote will occur at the 2019 Annual Meeting.

Process
Our Human Resources Committee. The HRC serves as our compensation committee with the specific purpose of designing, approving, and evaluating the administration of our compensation plans, policies and programs. The HRC's role is to ensure that compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The HRC operates under our Human Resources Committee Charter. The Human Resources Committee Charter was last updated on February 21, 2013. It is reviewed no less than once per year with any recommended changes presented to our Board for approval.
Our HRC currently consists of Messrs. Benjamin, Schifter and Rowan. The qualifications of the HRC members stem from roles as corporate leaders, private investors and board members of several large corporations. Their knowledge, intelligence and experience in company operations, financial analytics, business operations and understanding of human capital management enable the members to carry out the objectives of the HRC. We have chosen the “controlled company” exception under the NASDAQ listing standards, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.
In fulfilling its responsibilities, the HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the HRC or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.
In February 2009, our Board formed the 162(m) Plan Committee. The purpose of the 162(m) Plan Committee is to administer the Senior Executive Incentive Plan.
HRC Consultant Relationships. The HRC has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to compensation of members of our Board, executive officer compensation, or general compensation and plan provisions. We provide for appropriate funding for any such services commissioned by the HRC. These consultants are used by the HRC for purposes of executive compensation review, analysis and recommendations. The HRC has engaged and expects to continue to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2016 compensation, the HRC did not engage any consultants. Rather, consultants were engaged by our human resources executives, and these consultants helped formulate information that was then provided to the HRC. See “Role of Outside Consultants in Establishing Compensation” below.
2016 HRC Activity
During four meetings in 2016, as delineated in the Human Resources Committee Charter and as outlined below, the HRC performed various tasks in accordance with its assigned duties and responsibilities, including:

•
Chief Executive Officer Compensation: Reviewed and approved corporate goals and objectives relating to the compensation of the current and former Chief Executive Officer, evaluated the performance of the current and former Chief Executive Officer in light of these approved corporate goals and objectives and relative to peer group, and evaluated and awarded the equity compensation and annual bonus of the current and former Chief Executive Officer based on such evaluation.

•
Other Senior Executive Officer Compensation: Set base compensation and annual bonus compensation (other than for those executives that receive bonuses under the Senior Executive Incentive Plan) and awarded equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•
Director Compensation: Reviewed base compensation and awarded equity compensation for non-management directors not affiliated with the Sponsors, which included a review of our practices against peers both in the gaming and hospitality industry and outside the gaming and hospitality industry.

•
Executive Compensation Plans: Reviewed status of various executive compensation plans, programs and incentives our various deferred compensation plans, our various equity plans and amendments to plans.

•	Equity Compensation Plans: Approved awards of equity to certain employees under the 2012 Plan.

•	Talent Succession: Reviewed and evaluated the succession plans relating to the Chief Executive Officer and other executive officer positions.
Role of Human Resources Committee. The HRC has sole authority in setting the material compensation of our senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan, whose compensation under that plan is determined by the Section 162(m) Plan Committee) and equity awards. The HRC receives information and input from our senior executives and outside consultants (as described below) to help establish these material compensation determinations, but the HRC is the final arbiter on these decisions.
Role of Company Executives in Establishing Compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the HRC solicits advice and counsel from internal and external resources. Internal Company resources include the Chief Executive Officer, the Executive Vice President of Human Resources and the Vice President of Compensation & HR Analytics. The Executive Vice President of Human Resources is responsible for developing and implementing our business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation & HR Analytics is responsible for the design, execution and daily administration of our compensation operations. Both of these human resources executives attend the HRC meetings, at the request of the HRC, and act as a source of informational resources and serve in an advisory capacity.
In 2016, the HRC communicated directly with the Chief Executive Officer and human resources executives in order to obtain external market data, industry data, internal pay information, individual and our performance results, and updates on regulatory issues. The HRC also delegated specific tasks to our human resources executives to facilitate the decision-making process and to assist in the finalization of meeting agendas, documentation and compensation data for HRC review and approval.
The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the HRC compensation for all senior executives, other than his own compensation. The HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan) and equity awards.
Role of Outside Consultants in Establishing Compensation. Our internal human resources executives regularly engage outside consultants to provide advice related to our compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management and board of director pay practices. During 2016, the services performed by consultants that resulted in information provided to the HRC are set forth below:

•	Towers Watson provided us with advice regarding our equity program and external benchmarking.

•	Steven Hall provided us with advice regarding executive retention and our equity program.

•
Mercer Investment Consulting was retained by the Savings and Retirement Plan (401(k)) and Executive Deferred Compensation Plan Investment Committees to advise these committees on investment management performance, monitoring, investment policy development and investment manager searches.

•
Stoel Rives LLP was retained by the Savings and Retirement Plan (401(k)) Administrative Committee to advise this committee on plan design, compliance and operational consulting for our qualified defined contribution plan.

The consultants provided the information described above to our human resources executives to help formulate information that is then provided to the HRC. The direct fees paid to Stoel Rives LLP in 2016 were $120,308 for the 401(k) Plan (as defined below). There were additional fees paid to Stoel Rives LLP in 2016, but they were paid for by the plan. For the 401(k) Plan, Mercer switched to a discretionary consulting model in late 2013, and, therefore, the fees for investment consulting are a part of the investment management fees paid by the 401(k) Plan. The Company does not pay any direct fees to Mercer Investment Consulting. For the Company’s executive deferred compensation plans, the fees paid to Mercer Investment Consulting in 2016 were $76,147. The fees paid to Towers Watson were $64,322. The fees paid to Mr. Hall were $116,264.

The HRC has determined that the work of Towers Watson, Steven Hall, Mercer Investment Consulting and Stoel Rives LLP did not raise any conflicts of interest in fiscal year 2016. In making this assessment, the HRC considered that neither Towers Watson, Steven Hall, Mercer Investment Consulting nor Stoel Rives LLP provided any other services to the Company unrelated to executive compensation, except for some work performed by Towers Watson related to employee benefits that we do not believe raises any potential conflicts, and the other factors enumerated in Rule 10C-1(b) under the Exchange Act.
Objectives and Philosophy of Compensation Programs
Our executive compensation program is designed to achieve the following objectives:

•	Align our rewards strategy with our business objectives, including enhancing stockholder value and customer satisfaction;

•	Support a culture of strong performance by rewarding employees for results;

•	Attract, retain and motivate talented and experienced executives; and

•	Foster a shared commitment among our senior executives by aligning our and their individual goals.
These objectives are ever present and are at the forefront of our compensation philosophy and all compensation design decisions.
Our compensation philosophy provides the foundation upon which all of our compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Further, the HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining our compensation philosophy:

•	Assess whether the components of executive compensation support our culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance-based and retention-based compensation.
Our executive compensation programs are structured to reward our executives for their contributions in achieving our mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. Our executive compensation policy is designed to attract and retain high-caliber executives and to motivate them to achieve superior performance for the benefit of our stockholders.
Various Company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors and internal equity, and can be increased as a result of successful job performance;

•	Our annual bonus programs are competitively based and provide incentive compensation based on our financial performance and customer service scores;

•	Long-term incentives are tied to enhancing stockholder value and our financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The HRC sets senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, the HRC has historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

Compensation Program Design Emphasizes Variable and At Risk Compensation

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short- and long-term payment structures in order to recognize and reward executives for their contributions to our Company today and in the future. The impact of individual performance on compensation is reflected in base pay merit increases, setting the Bonus Plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of our financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of our compensation philosophy and human capital management strategy.
The table below reflects our short-term and long-term executive compensation programs during 2016:

Short-term	Long-term
Fixed and Variable Pay	Fixed and Variable Pay
Base salary	Long-term cash retention awards
Senior Executive Incentive Plan (employing the goals under the Bonus Plan)	RSUs

Market Review and Competitiveness
We periodically assess and evaluate the internal and external competitiveness for all components of our executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We review our compensation structure to determine whether the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. We believe the appropriate ratio of Chief Executive Officer cash compensation compared to other senior executives ranges from 2.63:1 on the low end to 8.83:1 on the high end. These ratios are merely a reference point for the HRC in setting the compensation of our Chief Executive Officer and were set after reviewing the job responsibilities of our Chief Executive Officer versus other senior executives and our peer group. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, and long-term career growth opportunities, as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve our ability to attract, retain and recruit talented senior executives. Due to the highly competitive nature of the gaming and hospitality industry, as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as to recruit highly qualified senior executives.
The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year, the plans are reviewed for effectiveness, competitiveness and legislative compliance. The current plans have been put into place with the approval of the HRC and in support of the principles of the compensation philosophy and objectives of our pay practices and policies.
Our human resources department conducts an annual review of compensation practices of competitors in the gaming and hospitality industry. The review covers a range of senior roles, including those of our named executive officers and members of our Board, and competitive practices relating to cash compensation. The findings of the peer group analysis are presented to the HRC when reviewing cash compensation for our executives. As a result of this review, the HRC believes that the current compensation program adequately compensates and provides incentives to our executives. The companies comprising our peer group for 2016 were:

Boyd Gaming Corporation	Penn National Gaming, Inc.
Carnival Corporation	Pinnacle Entertainment, Inc.
Hilton Worldwide	Royal Caribbean
Isle of Capri Casinos, Inc.	Starwood Hotels & Resorts Worldwide, Inc.(1)
Las Vegas Sands Corp.	Station Casinos, Inc.
MGM Resorts International	Wynn Resorts, Limited
(1) Starwood Hotels & Resorts Worldwide, Inc. was included in our peer group until its acquisition by Marriott International, Inc. in September 2016.

Elements of Executive Employment Compensation and Benefits
The total cash compensation mix for each named executive officer varies. For our Chief Executive Officer, Mark Frissora, the allocation for 2016 was 30% for base salary and 70% for annual bonus. For the other named executive officers in 2016, the average allocation was 48% for base salary and 52% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executives’ compensation, the HRC reviews peer data, internal and external benchmarks, our performance over the calendar year (as compared to our internal plan, as well as compared to other gaming and hospitality companies), and the executive’s individual performance. Prior compensation and wealth accumulation are considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.
Elements of Compensation
Base Salary
Salaries are reviewed each year, and increases, if any, are based primarily on an executive's accomplishment of various performance objectives and salaries of executives holding similar positions within our peer group or within our Company. Adjustments in base salary may be attributed to one of the following:

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Merit: Increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to predefined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: Increases in base salary as a result of a competitive market analysis or in coordination with a long-term plan to pay a position at a more competitive level.

•	Promotional: Increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: Increases in base salary as a result of additional duties, responsibilities or organizational change. A promotion may be, but is not necessarily, involved.

•	Retention: Increases in base salary as a result of a senior executive being recruited by or offered a position by another employer.
All of the above reasons for base salary adjustments for senior executives must be approved by the HRC and are not guaranteed as a matter of practice or in policy. On July 5, 2016, Mr. Frissora received an increase in base salary of 11.1% to $2,000,000, reflected in an amendment to Mr. Frissora’s employment agreement on July 5, 2016. Our other named executive officers each received a 2.5% increase in base salary on October 1, 2016.
Cash Incentive Payments
Senior Executive Incentive Plan and Annual Management Bonus Plan
Our annual cash incentive plan for the named executive officers is the Senior Executive Incentive Plan. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of Caesars and its subsidiaries who are, or at some future date may be, subject to Section 16 of the Exchange Act. The 162(m) Plan Committee set the performance criteria, target percentages and participants under the Senior Executive Incentive Plan in May 2016. The 162(m) Plan Committee set the bonus target for each participant in the Senior Executive Incentive Plan at 0.5% of the Company's EBITDA for 2016. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless we achieve positive EBITDA. Awards under the Senior Executive Incentive Plan are discretionary, including the discretion to forgo payments under the Senior Executive Incentive Plan.
Messrs. Frissora, Loveman, Hession, Jenkin, Donovan and Morse and certain other executive officers participated in the Senior Executive Incentive Plan during 2016. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee's practice to implement its discretion under the Senior Executive Incentive Plan (decrease the bonus target of 0.5% of EBITDA) by reference to the achieved performance goals and bonus formulas used under the Bonus Plan discussed below.
The Bonus Plan provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. The goals may change annually to support our short- or long-term business objectives. These goals are set at the beginning of each fiscal year by the HRC. In accordance with the terms of the Bonus Plan, the HRC is authorized to revise the financial goals on a semiannual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. In order for participants in the Bonus Plan to receive a bonus, the Company must achieve at least 85% of the financial goals approved by the HRC, although the HRC has the discretion to award bonuses, even if the target threshold is not met.
The Bonus Plan performance criteria, target percentages and plan awards for bonus payments for the fiscal year ended December 31, 2016 (paid in 2017) were set in February 2016; however, the HRC continued its past practice of periodically reviewing performance criteria against plan. For the 2016 plan year, the Bonus Plan's goal for our named executive officers and other members of senior management consisted of a combination of Adjusted EBITDA and customer satisfaction improvement. Although officers that participated in the Senior Executive Incentive Plan during 2016 did not participate in the Bonus Plan, goals were set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”
For 2016, financial goals were based on Adjusted EBITDA, representing up to 80% of the corporate score. EBITDA is a common measure of company performance in the gaming and hospitality industry and as a basis for valuation of gaming and hospitality companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants.
“Adjusted EBITDA” under the Bonus Plan means “Adjusted EBITDA” as defined by the Company to be consistent with agreements governing certain senior secured credit facilities, which are publicly available on our web site and the SEC's web site, and is further adjusted by exceptions approved by the HRC to account for unforeseen events that directly impact Adjusted EBITDA results. “EBITDA” under our Senior Executive Incentive Plan means the Company’s consolidated net income before deductions for interest expense, income tax expense, depreciation expense and amortization expense for the performance period, each computed in accordance with accounting principles generally accepted in the United States (“GAAP”). The HRC may make adjustments to the calculation of the Company’s EBITDA when the performance goal is established.
The non-financial goal is based on our customer satisfaction score. We believe we distinguish ourselves from competitors by providing excellent customer service. Supporting our property team members who have daily interaction with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of Total Rewards customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos' performance using a simple 1-10 rating scale, with a score of 9 or 10 being considered an A score. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 20% of the corporate score for 2016, and the target was set at a 2% change from non-A to A scores for 2016. A minimum 1% change from non-A to A scores is required to receive any portion of the customer satisfaction payout. The actual customer satisfaction score for 2016 was a 4.1% change in non-A to A scores.
After the corporate score has been determined, a bonus matrix approved by the HRC provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. The target payout percentage for Mr. Frissora is 175%, and the target payout percentage for Messrs. Hession, Jenkin, Donovan and Morse is 75%. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.
After the end of the fiscal year, the Chief Executive Officer assesses our performance against the financial and customer satisfaction targets set by the HRC. Taking into account our performance against the targets set by the HRC, the Chief Executive Officer develops and recommends a performance score of 0 to 200 to the HRC. If the minimum of 85% of the financial goal is not met, the performance score is 0. If the threshold of 85% of the financial goal is met but not exceeded, the performance score is 16. To achieve the maximum score of 200 points, the financial performance must meet or exceed 115% of the financial goals, and the customer satisfaction score must meet or exceed a 2% shift in 2016. A score of 200 results in payment of two times target bonus, while a score of 100 results in payment of target bonus opportunity.
The 2016 corporate score of 125 was approved by the HRC. See the "Summary Compensation Table" for actual payouts.

The HRC has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including making no payment under the Bonus Plan. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.
Discretionary Bonus Awards
The HRC has the discretion to award special discretionary bonuses to our named executive officers. In August 2015, the HRC awarded Mr. Donovan a retention bonus of $200,000 in order to help the Company retain his services, payable in two equal installments of $100,000 on each final regular payroll day of 2015 and 2016.
Cash Retention and Equity Awards
Retention Awards
In July 2016, the HRC approved discretionary awards of RSUs to certain employees to help retain those employees in light of the ongoing Chapter 11 restructuring of CEOC. Messrs. Jenkin, Donovan, Hession and Morse received awards of 86,786, 90,730, 72,979 and 72,979 RSUs, respectively. The HRC also approved long-term retention cash awards in July 2016. Messrs. Jenkin, Donovan, Hession and Morse received cash awards of $366,667, $383,333, $308,333 and $308,333, respectively. Both the RSUs and long-term retention cash awards vest 18 months after the date of grant, subject to continued employment, and are otherwise on substantially the same terms as the Company’s previously awarded RSUs.
Annual Awards
In March 2016, the HRC approved annual equity grants (in the form of RSUs and cash awards) for most of the named executive officers and certain other members of management under the 2012 Plan. The 2012 Plan is designed to offer long-term value to our leaders through a mix of time-based vesting RSUs, time-based stock options and other awards in order to attract and retain top talent. When determining the size of the grants, the HRC considers individual performance, market practice and target value. Both RSUs and cash awards granted in March 2016 vest ratably over a three-year period and require continued service with the Company, in order to promote retention. As with our other variable compensation plans, this annual long-term incentive plan is discretionary, and grants under the plan require approval from the HRC.
In March 2016, the HRC approved the following annual grants to the named executive officers:

Executive	Cash-Based Awards	Number of Shares of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units (1)
Mark Frissora	$990,000	409,091	$2,565,001
Gary Loveman	—	—	—
Eric Hession	$288,745	119,319	$748,130
Thomas Jenkin	$494,997	204,546	$1,282,503
Robert Morse	$350,621	144,887	$908,441
Timothy Donovan	$288,745	119,319	$748,130
____________________

(1)	The figures in this column reflect the grant date fair value of stock awards granted during the year in accordance with Accounting Standards Codification, or ASC, Topic 718.
Clawbacks and Forfeitures
Under our Senior Executive Incentive Plan, unless an award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws that reduces the amount payable or due in respect of an award under the plan that would have become payable had the Company’s EBITDA been properly reported (as determined by the HRC), (i) the award will be canceled and (ii) a participant will forfeit the cash payable pursuant to the award and the amount(s) (if any) paid to the participant in respect of the award (and the participant may be required to return or pay such amount to the Company); (b) if, following a participant’s termination of employment with the Company, the HRC determines that the Company had grounds to terminate such participant for “Cause” (as such term is defined in the HRC’s discretion or as set forth in a written employment or award agreement between the Company and the participant), then the HRC may, in its sole discretion, (i) cancel any outstanding portion of an award granted under the plan (whether earned or unearned) that is held by such participant without payment therefore and/or (ii) require the participant or other person to whom any payment has been made in connection with such award after the date of the conduct constituting Cause to forfeit and pay to the Company, on demand, all or any portion of the amount(s) received upon the payment of any other award granted under the plan following the date of conduct constituting Cause; and (c) to the extent required (i) by applicable law (including, without limitation, the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act), (ii) the rules and regulations of the NASDAQ and/or (iii) pursuant to a written policy adopted by the Company (as in effect and/or as amended from time to time), awards under the plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the plan and all written agreements evidencing the grant of any outstanding award (if any)).
Under our 2012 Plan, unless an award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws, that reduces the amount payable or due in respect of an award under the plan that would have been earned had the financial results been properly reported (as determined by the HRC), (i) the award will be canceled and (ii) the participant will forfeit (A) the cash or shares of common stock received or payable on the vesting, exercise or settlement of the award and (B) the amount of the proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares of common stock or amount to the Company); (b) if, after a termination by a participant from employment or services with the Company and its subsidiaries, the HRC determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause,” then (i) any outstanding vested or unvested, earned or unearned portion of an award under the plan that is held by such participant may, at the HRC’s discretion, be canceled without payment therefor and (ii) the HRC, in its discretion, may require the participant or other person to whom any payment has been made or shares of common stock or other property have been transferred in connection with the award after the date of conduct constituting Cause to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value (whether or not taxable) realized upon the exercise of any option or stock appreciation rights, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation rights and the value realized (whether or not taxable) on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting Cause; and (c) to the extent required by applicable law (including, without limitation, the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act) and/or the rules and regulations of the NASDAQ, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this plan and all outstanding award agreements).
Employment Agreements
We have entered into employment agreements with each of our named executive officers, which are described below in “— Discussion of the Summary Compensation Table.” The HRC and our Board put these agreements in place in order to attract and retain the highest quality executives. At least annually, our human resources department reviews our termination and change in control arrangements against peer companies as part of its review of our overall compensation package for executives to ensure that it is competitive. The human resources department reviews each of our executives under several factors, including the individual's role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to our ongoing business. The compensation department presents its assessment to the HRC for feedback. The HRC reviews the information and determines if changes are necessary to the termination and severance packages of our executives.
Our employment agreements generally do not provide for any equity acceleration in connection with a change in control or any terminations of employment, except in certain cases in connection with termination without Cause or by the employee for “Good Reason” (as such terms are further defined below under “— Potential Payments Upon Termination or Change in Control”). See, however, “2017 Retention Program” for recent changes to our employment agreements implemented in fiscal year 2017.
Policy Concerning Tax Deductibility
The HRC's policy with respect to qualifying compensation paid to the Company’s executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, nondeductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive or where achieving maximum tax deductibility would be considered disadvantageous to our best interests. Our Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Code so that annual bonuses paid under this plan, if any, will be eligible for deduction by us. See “— Senior Executive Incentive Plan and Annual Management Bonus Plan.”

Stock Ownership Requirements
We do not have a policy regarding stock ownership.
Chief Executive Officer's Compensation
The objectives of our Chief Executive Officer compensation are typically approved annually by the HRC. Mr. Frissora’s compensation objectives for 2016 were approved by the HRC in February 2016.
The HRC's assessment of the Chief Executive Officer's performance is generally based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the HRC, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set.
As Chief Executive Officer, Mr. Frissora's base salary was determined based on his performance, his responsibilities, and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the HRC, which bases its decision upon his prior year's performance versus his objectives, as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the HRC reviews Mr. Frissora's base salary against peer groups, his roles and responsibilities within the Company, his contribution to our success, and his individual performance against his stated objective criteria.
Mr. Frissora's salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Frissora's compensation in line with chief executive officers of other gaming, hotel and lodging companies, as well as other consumer-oriented companies, (b) compensate him for the role as the leader and public face of our Company and (c) compensate him for attracting and retaining our senior executive team.
Personal Benefits and Perquisites
We provided the Company aircraft for Mr. Loveman’s and Mr. Frissora’s personal use at certain times during 2016. Lodging and certain other expenses were incurred by Mr. Loveman during his Las Vegas-based residence. We also provided security for Mr. Loveman and his family.
These perquisites are more fully described in the “Summary Compensation Table.”
Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but we do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.
Under our group life insurance program, senior executives, including the named executive officers, are eligible for an employer-provided life insurance benefit equal to three times their base salary, with a maximum benefit of $5.0 million. Mr. Loveman was provided with a life insurance benefit of $3.5 million under our group life insurance program and additional life insurance policies with aggregate benefits of $5.5 million. In addition to group long-term disability benefits, which are available to all benefits-eligible employees, Mr. Loveman and Mr. Jenkin are covered under a Company-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit. Messrs. Frissora, Donovan, Hession and Morse were not employed with the Company at the time this policy was in effect and do not receive this benefit. Mr. Loveman also had an individual long-term disability insurance policy with a $5 million paid benefit. Under our group short-term disability insurance program, senior executives, including the named executive officers, are eligible for an employer-provided Company-paid short-term disability policy with a maximum $5,000 weekly benefit.
Other Benefits
During 2016, all of our named executive officers were eligible to participate in our health and welfare benefit plans, including the Caesars Savings and Retirement Plan (the “401(k) Plan”).
Deferred Compensation Plans
Certain named executive officers have balances in two deferred compensation plans, each of which have been frozen and no longer provide for voluntary deferrals by active employees. These are the Harrah’s Executive Supplemental Savings Plan, or ESSP, and the Harrah’s Executive Supplemental Savings Plan II, or ESSP II, which was implemented in 2005, and structured to comply with Section 409A of the Code. Deferrals to the ESSP II were frozen as of January 1, 2015, and deferrals to the ESSP were discontinued upon the adoption of the ESSP II in December 2004. Certain of our named executive officers may also have balances in certain other deferred compensation plans attributable to CEOC, as described in further detail in Note 15 to the consolidated financial statements included in our 2016 Annual Report.
2017 Retention Program
As described in further detail above, the HRC implemented certain retention programs in July 2016 designed to mitigate the effect of the ongoing Chapter 11 restructuring of CEOC on our turnover ratios. On March 8, 2017, the HRC approved an additional retention program, which we refer to as the “2017 Retention Program.”
Our prior retention programs consisted of retention grants in the form of RSUs and cash awards. The 2017 Retention Program consists of two components:

(i)
a one-time stock option repricing pursuant to which any named executive officer who currently holds stock options that were granted under any of our equity plans with an exercise price greater than $9.45 (i.e., the closing price of a share of our common stock on March 15, 2017, the date that was two business days after the filing of the Company’s Form S-4 registration statement with the SEC), had the exercise prices of such stock options automatically reduced to $9.45; and

(ii)	with the exception of Mr. Loveman (whose employment with the Company terminated on December 31, 2016), an amendment to each named executive officer’s employment agreement to provide for the following:

a.
“double trigger” accelerated vesting of any stock options and other long-term incentive awards granted pursuant to any of the Company’s long-term incentive programs in the event that the executive’s employment is terminated by us or any of our subsidiaries without “Cause,” by the executive for “Good Reason,” or by reason of the executive’s death or disability (as such terms are defined in the applicable named executive officer’s employment agreement as further defined below under “—Potential Payments Upon Termination or Change in Control”), in each case at any time prior to the second anniversary of CEOC’s emergence from bankruptcy;

b.
that any performance-based long-term incentive awards that vest in accordance with the aforementioned qualifying termination will vest based on actual performance through the end of the original performance period; and

c.
any outstanding stock options held by any such named executive officer at the time of such a qualifying termination will remain exercisable until at least the second anniversary of such qualifying termination but in no event beyond the original term of the option (collectively, the “Amendments”).

The HRC believes that the option repricing is an effective and efficient means of providing additional incentives to our management team that would not require us to issue additional stock-based awards. The HRC also determined that the Amendments were an effective means to retain certain key employees, including certain of our named executive officers, to reinforce their continued attention and dedication to their assigned duties, and counteract uncertainty surrounding the ongoing Chapter 11 restructuring of CEOC and the transition period following CEOC’s emergence from bankruptcy. The Amendments and option re-pricing will also allow the Company to conserve cash while continuing to incentivize and retain key employees, in each case consistent with constraints associated with the Chapter 11 restructuring of CEOC.
Finally, the HRC designed the 2017 Retention Program with the intention of ensuring flexibility for our Board following CEOC’s emergence from bankruptcy with respect to future equity grants under the our 2017 Performance Incentive Plan (the “2017 PIP”), which plan remains subject to shareholder approval. For further details relating to the 2017 Retention Program and the 2017 PIP, please refer to the Company’s Form S-4 registration statement we filed with the SEC on March 13, 2017.

REPORT OF THE HUMAN RESOURCES COMMITTEE
To the Board of Directors of Caesars Entertainment Corporation:
Our role is to assist the Board of Directors in its oversight of the Company’s executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company’s bonus and other incentive compensation plans.
We have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s 2016 Annual Report.

Kelvin Davis
Marc Rowan
Jeffrey Benjamin

The above Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Summary Compensation Table
The Summary Compensation Table below sets forth certain compensation information for our Chief Executive Officer, our former Chief Executive Officer and current Chairman of the Board, our Chief Financial Officer, and an additional three of our most highly compensated executive officers during 2016 (collectively, our “named executive officers”).

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus (1) ($)	(e) Stock Awards (2) ($)	(f) Option Awards (2) ($)	(g) Non-Equity Incentive Plan Compensation (3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings (4) ($)	(i) All Other Compensation (5) ($)	(j) Total ($)
Mark Frissora,	2016	$1,976,923	$—	$2,565,001	$—	$4,756,771	$—	$212,237	$9,510,932
President and Chief Executive Officer (6)	2015	1,599,231	—	2,302,000	5,012,000	3,645,025	—	254,574	12,812,830

Gary Loveman,	2016	1,900,000	—	—	—	3,250,000	—	822,699	5,972,699
Chairman of the Board	2015	1,900,000	—	—	—	4,062,500	—	1,655,742	7,618,242
	2014	1,900,000	—	20,799,680	6,025,403	2,437,500	—	1,488,158	32,650,741

Eric Hession,	2016	703,990	—	1,233,440	—	791,889	—	21,658	2,750,977
Executive Vice President, Chief Financial Officer (7)	2015	696,706	—	1,859,956	89,250	787,500	—	16,663	3,450,075

Thomas Jenkin,	2016	1,206,841	—	1,859,630	—	1,357,596	—	45,250	4,469,317
Global President of Destination Markets	2015	1,200,000	—	1,327,061	170,136	1,350,000	—	43,768	4,090,965
	2014	1,200,000	—	1,712,480	903,742	525,000	—	32,598	4,373,820

Robert Morse,	2016	854,845	—	1,393,751	—	881,459	—	35,682	3,165,737
President of Hospitality

Timothy Donovan,	2016	703,990	100,000	1,351,484	—	659,891	—	33,304	2,848,669
Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer	2015	700,000	100,000	2,046,892	82,705	787,500	—	30,948	3,748,045
	2014	700,000	100,000	1,094,780	527,190	500,000	—	26,039	2,948,009
____________________

(1)	Reflects discretionary cash bonuses to Mr. Donovan.

(2)
Amounts in these columns reflect the grant date fair value of stock awards and option awards granted during the applicable year and were determined as required by Accounting Standards Codification ("ASC") Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 14 to the consolidated financial statements included in our 2016 Financial Statements.

Performance-based options are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards.
In December 2013, the HRC approved a change to the $57.41 performance options vesting that applied to all relevant outstanding performance options and required no action from the option holder. The vesting for the outstanding $57.41 performance options was revised to vest 50% of options on March 15, 2014 and 50% of options on March 15, 2015. If the Company's 30-day trailing average stock price equals or exceeds $57.41 per share prior to the revised vesting dates, the outstanding $57.41 performance options will vest immediately. There was no incremental fair value associated with this modification under FASB ASC 718, and thus there is no reportable compensation from this modification.

(3)
Messrs. Frissora, Loveman, Hession, Jenkin, Morse and Donovan received 2016 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $4,756,771, $3,250,000, $791,889, $1,357,596, $881,459 and $659,891, respectively.

(4)	This table excludes earnings of $320,364 earned by Mr. Jenkin from his participation in deferred compensation plans with liabilities attributable to CEOC.

(5)
All Other Compensation includes perquisites, which may include executive security, personal aircraft usage, Company lodging, health, life and disability insurance, financial planning, and tax reimbursements based on taxable earnings for Company lodging and on premiums paid for life and disability insurance.

The table below details the amount of (i) tax gross-up payments and 401(k) employer match, (ii) the value of life and disability insurance premiums paid by the Company for coverage in excess of the nondiscriminatory group insurance generally available to all salaried employees and (iii) any other perquisites to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive's total perquisites:

	2016
Name	401(k) Employer Match ($)	Cost of Life and Disability Insurance ($)	Executive Security ($)	Allocated amount for aircraft usage ($)	Tax Reimbursements ($)
Mark Frissora	$600	$—	$—	$168,676	$—
Gary Loveman	600	78,114	273,618	423,097	11,184
Eric Hession	600	—	—	—	—
Thomas Jenkin	600	2,211	—	—	—
Robert Morse	600	—	—	—	—
Timothy Donovan	600	—	—	—	—
We have provided Mr. Loveman with executive security protection. See “Compensation Discussion and Analysis — Elements of Compensation — Personal Benefits and Perquisites” for additional information. For security reasons, Mr. Loveman uses private aircraft for personal and business travel. The amount allocated to Mr. Loveman for personal and/or commuting aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of our aircraft and the cost of maintenance not specifically related to trips. In addition, because we provide usage of our aircraft to customers, we sometimes provide a private charter service to Mr. Loveman when our aircraft are not available. As a result, the compensation associated with Mr. Loveman’s aircraft usage includes the costs of such private charters, which are significantly higher than the costs of our aircraft. We believe our customers prefer using our aircraft over private charters and generally prioritize use of our aircraft accordingly. If Mr. Loveman had not been required to use the charter service during 2016, his compensation associated with aircraft usage would have been approximately one-half of what is reflected above.

(6)
The amount reported under “Stock Awards” for Mr. Frissora does not include the aggregate grant date fair value of the 272,976 CAC RSUs awarded to Mr. Frissora in June 2016 pursuant to the terms of the CAC 2014 Performance Incentive Plan (“CAC 2014 PIP”), since such award was made in respect of Mr. Frissora’s services to CAC (and not in respect of services to us or any of our subsidiaries).

(7)	Mr. Hession was appointed Executive Vice President and Chief Financial Officer of the Company on January 1, 2015.

Discussion of the Summary Compensation Table
Each of our named executive officers has entered into employment agreements with us that relate to the benefits that the named executive officers receive upon termination.
Former Chief Executive Officer and Current Chairman of the Board. Mr. Loveman entered into an employment agreement to serve as our Chief Executive Officer and President effective on December 21, 2014, which employment agreement terminated by its terms on December 31, 2016. The employment agreement provided Mr. Loveman with a base salary for 2015 and 2016 of $1,900,000, along with a right to participate in the Company’s Senior Executive Incentive Plan with a target annual bonus of $3,250,000. The agreement also provided Mr. Loveman with continued participation in our deferred compensation plan, the ESSP II, and our health and welfare benefit plans, including the 401(k) Plan. It also expanded the Company’s commitment to provide health and dental benefits to Mr. Loveman’s spouse. In addition, the agreement provided Mr. Loveman with a right to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long-term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.
The employment agreement also provided that Mr. Loveman would be awarded (i) an option to purchase 675,000 shares of CAC Common Stock (the “New CAC Options”) and (ii) 375,000 CAC RSUs, each representing the right to receive one share of CAC Common Stock upon vesting of the award (“New CAC RSUs”), granted under the CAC 2014 PIP. Both the New CAC Options and the New CAC RSUs were scheduled to vest in equal increments on December 31 of each of 2015 and 2016, generally subject to Mr. Loveman’s continued provision of consulting services to CAC on such dates. The employment agreement provided for continued vesting pursuant to the original vesting schedule if Mr. Loveman were terminated by us without Cause or if Mr. Loveman were to resign for Good Reason.
The employment agreement also provided for the modification of certain equity awards granted to Mr. Loveman under the 2012 Plan or our Management Equity Incentive Plan (collectively, the “CEC Equity Plans”). First, all of Mr. Loveman’s options granted under our Equity Plans that included the achievement of a $35.00 stock price target (the “Performance Options”) as a vesting condition would now vest in two equal installments, on March 31 of each of 2015 and 2016, subject to Mr. Loveman’s continued employment on each such date. Second, as long as Mr. Loveman remained employed through December 31, 2016, he would continue to have the opportunity to vest in any awards that were granted under the CEC Equity Plans that had not yet vested as of such date. Last, if the employment agreement were to be terminated by us without Cause or by Mr. Loveman for Good Reason, in each case prior to December 31, 2016, then (i) the Performance Options would vest on March 31 of each of 2015 and 2016 and (ii) all other equity awards that were granted under the CEC Equity Plans would fully vest as of such date.
In connection with the transition from Mr. Loveman to Mr. Frissora (described below), on February 4, 2015, we entered into a letter agreement with Mr. Loveman. The letter agreement provided that, if, at any time after the date of the letter agreement and prior to December 31, 2016, Mr. Loveman ceased to be the Chief Executive Officer and President of the Company, Mr. Loveman could resign all of his positions with us and our related entities (subject to notice requirements). Upon any such separation from service, Mr. Loveman was entitled to the compensation under his employment agreement as if he had been terminated without Cause or left for Good Reason.
Mr. Loveman’s employment agreement, as described above, terminated by its terms on December 31, 2016. Effective as of such date, Mr. Loveman is no longer employed by the Company, though he continues to serve as the Chairman of the Board. In connection with his termination of employment, and notwithstanding anything to the contrary in the employment agreement, the HRC determined that Mr. Loveman was entitled to the following benefits upon his termination of employment: (i) payment of an annual bonus at target in the amount of $3,250,000, which amount was paid on December 29, 2016, and (ii) acceleration of any and all unvested equity awards under the CEC Equity Plans (as opposed to continued vesting in accordance with the original vesting schedule). All other rights, benefits and obligations that survive the termination of Mr. Loveman’s employment agreement otherwise continued in full force and effect in accordance with their original terms.
Chief Executive Officer. On February 4, 2015, our Board appointed Mark Frissora to the role of Chief Executive Officer Designate, effective February 5, 2015, and to succeed Mr. Loveman in the role of Chief Executive Officer and President of the Company and Caesars Enterprise Services, LLC (“CES”), effective July 1, 2015. The Company and CES entered into an employment agreement with Mr. Frissora on February 5, 2015. The term of the agreement is four years beginning on February 5, 2015 and automatically renews for successive one-year terms thereafter, absent 60 days’ notice by us or Mr. Frissora not to renew. Mr. Frissora’s base salary pursuant to the terms of the employment agreement was $1,800,000, and the employment agreement provides that he will participate in our Senior Executive Incentive Plan with a target of 150% of his base salary. Mr. Frissora is entitled to certain perquisites, including (i) the use of our aircraft (up to a maximum value of $200,000 per fiscal year) and (ii) certain relocation benefits (including up to six months of temporary housing, reimbursements of costs incurred in connection with locating a suitable residence in Las Vegas for purchase, and gross-up for any taxes that may apply to such relocation benefits).

Upon a termination of the employment agreement by the Company without “Cause,” by Mr. Frissora for “Good Reason” (as such terms are defined in the employment agreement and as further described below under “—Potential Payments Upon Termination or Change in Control”) or due to the Company’s nonrenewal of its term upon any expiration date, the Company will (a) pay Mr. Frissora cash severance equal to two times his base salary plus one times his target bonus paid in installments over 24 months, (b) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through the date of termination, paid when bonuses are payable generally to active employees, and (c) continued payment of costs related to certain health and welfare benefits for coverage for 24 months. In addition, upon any such termination within (i) the six-month period prior to a change in control at the request of the buyer in such transaction or (ii) the 12-month period following a change in control, we will (1) pay Mr. Frissora severance equal to two-and-a-half times the sum of his base salary plus target bonus, paid in a lump sum (unless otherwise provided by the employment agreement), (2) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through the date of termination, paid when bonuses are payable generally to active employees and (3) continue his benefits coverage for 30 months.
Mr. Frissora has agreed not to, during the 24-month period following the termination of his employment, (i) compete with us or our affiliates and (ii) solicit or hire certain employees of the Company and our affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect to Company matters.
In addition, on February 5, 2015, Mr. Frissora was awarded (i) an option to purchase 1,000,000 shares of our common stock (the “Option”) and (ii) 200,000 RSUs, where each RSU represents the right to receive one share of our common stock upon vesting. The Option and the RSUs are granted under the 2012 Plan. The exercise price for the Option is equal to the closing price of one share of our common stock on the NASDAQ on the date of grant. Of the 1,000,000 shares subject to the Option, 400,000 shares vest and become exercisable in equal annual installments of 25% over a four-year period, 200,000 vest based on the achievement of a price target of $30.00 per share of the Company’s common stock (now $15.00 per share as described in further detail below), and 400,000 vest based on the achievement of certain EBITDA goals. The RSUs vest in equal annual installments of 25% over a four-year period. Upon a change in control or within the six-month period prior to a change in control if Mr. Frissora is terminated by us other than for Cause (including death or disability) or by Mr. Frissora for Good Reason the RSUs immediately vest and are settled. If Mr. Frissora is terminated by us other than for Cause (including death or disability) or by Mr. Frissora for Good Reason within (i) the six-month period prior to a change in control or (ii) the 12-month period following a change in control, the Option immediately vests.
On July 5, 2016, Mr. Frissora’s employment agreement was amended to account for the fact that Mr. Frissora would provide strategic advisory consulting services to CAC. In consideration for these services, Mr. Frissora was awarded CAC RSUs under the CAC 2014 PIP having an aggregate grant date fair value of $3,000,000, which CAC RSUs are scheduled to vest in equal installments on June 29 of each of 2017, 2018 and 2019. In addition to the foregoing, (a) Mr. Frissora’s base salary was increased to $2,000,000, (b) his target bonus opportunity was increased to 175%, (c) the target price of Mr. Frissora’s options was reduced from $30.00 per share to $15.00 per share, and (d) to the extent that Mr. Frissora’s employment is terminated without Cause, due to his death or disability or by Mr. Frissora for Good Reason other than in connection with a change in control, Mr. Frissora would be entitled to one year of additional vesting in respect of (i) his award of his CAC RSUs, (ii) his award of RSUs granted on March 23, 2016 and (iii) any other equity awards granted by the Company or CAC to Mr. Frissora after July 5, 2016.
Other Named Executive Officers. We entered into an employment agreement with Mr. Jenkin on January 3, 2012. The agreement was for a term of four years beginning on January 3, 2012 but was automatically renewed for a one-year term and will continue to be renewed for successive one-year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. We entered into an employment agreement with Mr. Donovan on April 2, 2009. Mr. Donovan's agreement was for a term of four years beginning on April 2, 2009 and expiring on April 2, 2013 but was automatically renewed for a one-year term and will continue to be renewed for successive one-year terms unless either we or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. We entered into an employment agreement with Mr. Hession on November 10, 2014. The agreement with Mr. Hession was for a term of four years beginning on November 10, 2014 and is automatically renewed for successive one-year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. We entered into an employment agreement with Mr. Morse on April 14, 2014. The agreement with Mr. Morse is for a term of four years beginning on April 14, 2014 and is automatically renewed for successive one-year terms unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.
Pursuant to the employment agreements with our other names executive officers, the executives received base salaries as follows: Mr. Jenkin, $1,200,000 (currently, $1,230,000); Mr. Donovan, $700,000 (currently, $717,500); Mr. Hession, $700,000 (currently, $717,500); and Mr. Morse $850,000 (currently, $871,250). The HRC reviews base salaries on an annual basis with a view toward merit increases (but not decreases) in such salary. In addition, each executive participates in our annual incentive bonus program applicable to the executive's position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives.
During 2016, each of Messrs. Frissora, Jenkin, Hession, Morse and Donovan was entitled to participate in benefits and perquisites, group health insurance, long-term disability benefits, life insurance, vacation, reimbursement of expenses, director and officer insurance, and the ability to participate in our 401(k) Plan. With respect to Mr. Jenkin, if (a) the executive attains age 50 and, when added to his number of years of continuous service with us, including any period of salary continuation, the sum of his age and years of service equals or exceeds 65, and at any time after the occurrence of both such events executive's employment is terminated either (1) without Cause or (2) due to nonrenewal of the agreement, or (b) the executive attains age 55 and, when added to his number of years of continuous service with us, including any period of salary continuation, the sum of his age and years of service equals or exceeds 65 and the executive's employment is terminated other than for Cause, he will be entitled to lifetime coverage under our group health insurance plan. Mr. Jenkin has met both of the criteria noted above. Mr. Jenkin will be required to pay 20% of the premium for this coverage, and we will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if Mr. Jenkin competes with us.
Grants of Plan-Based Awards
The following table gives information regarding potential incentive compensation for 2016 to our named executive officers in the “Summary Compensation Table.” Non-Equity Incentive Plan payouts approved for 2016 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Stock Awards: Number of Shares of Stocks or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Mark Frissora	n/a		553,538	3,459,616	6,919,231	—	—	—	—
	3/23/2016	(3)	—	—	—	409,091	—	—	2,565,001
Gary Loveman	n/a		456,000	3,250,000	6,501,800	—	—	—	—
Eric Hession	n/a		84,479	527,993	1,055,986	—	—	—	—
	3/23/2016	(3)	—	—	—	119,319	—	—	748,130
	7/5/2016	(4)	—	—	—	72,979	—	—	485,310
Thomas Jenkin	n/a		144,821	905,131	1,810,261	—	—	—	—
	3/23/2016	(3)	—	—	—	204,546	—	—	1,282,506
	7/5/2016	(4)	—	—	—	86,786	—	—	577,127
Robert Morse	n/a		102,581	641,134	1,282,268	—	—	—	—
	3/23/2016	(3)	—	—	—	144,887	—	—	908,441
	7/5/2016	(4)	—	—	—	72,979	—	—	485,310
Timothy Donovan	n/a		84,479	527,993	1,055,986	—	—	—	—
	3/23/2016	(3)	—	—	—	119,319	—	—	748,130
	7/5/2016	(4)	—	—	—	90,730	—	—	603,354
____________________

(1)
Represents potential threshold, target and maximum incentive compensation for 2016. The threshold, target, and maximum payouts are calculated by applying the percentage payouts set by the 162(m) Plan Committee to each named executive officer's base salary. Actual target and maximum payouts are determined by Adjusted EBITDA performance and customer satisfaction results under our Bonus Plan, as the means by which the 162(m) Plan Committee exercises its negative discretion under the Senior Executive Incentive Plan, described more fully under the "— Compensation Discussion and Analysis — Elements of Compensation — Cash Incentive Payments — Senior Executive Incentive Plan and Annual Management Bonus Plan.”

(2)
The figures in this column reflect the grant date fair value of stock awards and option awards granted during the year in accordance with ASC Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 14 to the consolidated financial statements included in our 2016 Annual Report.

(3)	Reflects RSUs granted under the 2012 Plan as described under “— Compensation Discussion and Analysis — Elements of Compensation — Equity Awards — Annual Awards.”

(4)	Reflects RSUs granted under the 2012 Plan as described under “— Compensation Discussion and Analysis — Elements of Compensation — Equity Awards — Retention Awards.”

Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding options to purchase our common stock and RSUs, as well as (where noted) the outstanding awards to receive CAC Common Stock and CAC RSUs, held by each of our named executive officers as of December 31, 2016. See “— Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Equity Awards — Annual Awards” and “— Executive Compensation — Compensation Discussion and Analysis — Equity Awards — Retention Awards” for more information.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Frissora (11)	200,000		300,000	(1)	500,000	(2)	11.51	2/5/2025	150,000	(1)	1,275,000
	—		—		—			NA	409,091	(8)	3,477,243
Gary Loveman	231,918		—		—		14.35	4/16/2022	—		—
	3,438,626		—		—		8.22	8/21/2022	—		—
	110,834		—		—		13.70	6/28/2023	—	(3)	—
	185,778		—		—		21.18	5/7/2024	—	(4)	—
	337,500	(12)	—		—		9.84	12/23/2024	—		—
Eric Hession	12,782		2,325	(5)	3,486	(6)	8.23	7/25/2022	—		—
	22,116		—		1,705	(6)	8.22	8/21/2022	—		—
	2,343		782	(3)	—		13.7	6/28/2023	3,750	(3)	31,875
	10,000		10,000	(4)	—		21.18	5/7/2024	6,112	(4)	51,952
	6,562		19,688	(7)	—		9.36	5/29/2025	68,907	(7)	585,710
	—		—		—		—	NA	119,319	(8)	1,014,212
	—		—		—		—	NA	72,979	(9)	620,322
Thomas Jenkin	363,541		—		35,947	(6)	8.22	8/21/2022	—
	28,125		9,375	(3)	—		13.70	6/28/2023	14,063	(3)	119,536
	44,000		44,000	(4)	—		21.18	5/7/2024	18,000	(4)	153,000
	12,510		37,530	(7)	—		9.36	5/29/2025	106,335	(7)	903,848
	—		—		—		—	NA	204,546	(8)	1,738,641
	—		—		—		—	NA	86,786	(9)	737,681
Robert Morse	—		—		—		—	NA	17,706	(10)	150,501
	—		—		—		—	NA	144,887	(8)	1,231,540
	—		—		—		—	NA	72,979	(9)	620,322
	8,865		26,595		—		9.36	5/29/2025	75,353	(7)	640,501
Timothy Donovan	67,473		—		9,737	(6)	8.22	8/21/2022	—
	15,234		5,079	(3)	—		13.70	6/28/2023	7,618	(3)	64,753
	25,667		25,667	(4)	—		21.18	5/7/2024	10,500	(4)	89,250
	6,081		18,244	(7)	—		9.36	5/29/2025	63,854	(7)	542,759
	—		—		—		—	NA	119,319	(8)	1,014,212
	—		—		—		—	NA	90,730	(9)	771,205
____________________

(1)	One-fourth of the options and RSUs vest on February 5 of each of 2016, 2017, 2018 and 2019.

(2)
200,000 of the options vest based on the achievement of a $15.00 stock price target, and 300,000 vest based on the achievement of certain the Company’s EBITDA goals. In February 2017, 100,000 of the 300,000 stock options vested as a result of our HRC’s certification of the achievement of a portion of the Company’s EBITDA goal.

(3)	One-half of options and RSUs vest on January 2 of each of 2016 and 2017.

(4)	One-third of options and RSUs vest on May 7 of each of 2016, 2017 and 2018.

(5)	One-half of options vest on July 25 of each of 2016 and 2017.

(6)
Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30- calendar day period ending on the day immediately preceding the date of determination is equal to or greater than $35.

(7)	One-fourth of the options and RSUs vest on February 29, 2016, March 1, 2017, March 1, 2018 and March 1, 2019, respectively.

(8)	One-third of these RSUs vest on March 23 of each of 2017, 2018 and 2019.

(9)	100% of these RSUs vest on January 5, 2018.

(10)	One-half of these RSUs vest on May 7 of each of 2017 and 2018.

(11)
In addition to the foregoing, Mr. Frissora was also awarded 272,976 CAC RSUs, which were granted pursuant to the terms of the CAC 2014 PIP. One-third of these CAC RSUs are scheduled to vest on June 29 of each of 2017, 2018 and 2019.

(12)	These securities represent options to purchase CAC Common Stock that vested on December 31, 2016, and were exercised in January 2017.
Option Exercises and Stock Vested
The following table gives certain information concerning stock option and stock award exercises and vesting during 2016.

Name	Option Awards Number of Shares Exercised (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise or Vesting ($)
Mark Frissora	—	50,000	319,500	(1)
Gary Loveman	—	108,459	860,591	(1)
	—	187,500	5,000,000	(2)
	337,500	—	3,751,875	(3)
Eric Hession	—	105,532	770,789	(1)
	—	14,052	166,667	(2)
Thomas Jenkin	—	58,507	492,302	(1)
	—	19,428	233,333	(2)
Robert Morse	—	109,728	799,874	(1)
	—	—	—	(2)
Timothy Donovan	—	128,848	929,147	(1)
	—	13,770	166,667	(2)
____________________

(1)	Value realized is calculated as the number of shares vested times the closing price of our common stock on the date vested.

(2)	Value realized is calculated as the number of shares vested times the closing price of CAC Common Stock on the date vested.

(3)
Value realized is the intrinsic value of options (which amount is equal to the aggregate of the excess of the closing price of our common stock on the date of the exercise over the exercise price of such stock options).

For discussion of how equity grants are determined, see “— Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Equity Awards.”
Nonqualified Deferred Compensation

Name	Executive Contributions in 2016 (1) ($)	Company's Contributions in 2016 (1) ($)	Aggregate Earnings in 2016 (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Mark Frissora	—	—	—	—	—
Gary Loveman	—	—	7,248	—	78,372
Eric Hession	—	—	14,310	—	139,093
Thomas Jenkin (2)	—	—	—	—	—
Tim Donovan	—	—	—	—	—
Robert Morse	—	—	—	—	—
____________________

(1)	Since none of the earnings are “above-market or preferential earnings,” no deferred compensation contribution or earnings amounts were reported in the 2016 Summary Compensation Table.

(2)
Mr. Jenkin also has a balance of $9,833,414 in respect of his participation in deferred compensation plans with liabilities attributable to CEOC. Please see Note 15 to the consolidated financial statements included in our 2016 Annual Report for further details regarding such deferred compensation plans. All other earnings were at market rates from deferred compensation investments directed by the executives. This table excludes earnings of $320,364 earned by Mr. Jenkin from his participation in deferred compensation plans with liabilities attributable to CEOC.

We do not provide a fixed benefit pension plan for our executives but maintain two deferred compensation plans: the ESSP and ESSP II. As of January 1, 2015, both plans were frozen and no longer provide for voluntary deferrals by active employees. Therefore, no deferrals were made to any deferred compensation plan in 2016 by our executives.
The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2016:

Name of Fund	2016 Rate of Return
500 Index Trust B	11.64%
Aggressive Growth Lifecycle	6.36%
American International Trust	3.12%
BlackRock Small Cap Index	20.66%
Capital Appreciation Trust	(1.00)%
Conservative Lifecycle	5.04%
Diversified Bond	5.04%
Equity-Income Trust	19.18%
Growth Lifecycle	6.17%
Inflation Managed	5.12%
International Equity Index Trust B	4.43%
International Growth	(1.19)%
Mid Cap Stock Trust	0.58%
Mid Value Trust	24.09%
Moderate Lifecycle	5.55%
Money Market Trust B	—%
PSF Real Estate	6.59%
Small Cap Growth Trust	2.27%
Small Cap Value Trust	22.68%
Potential Payments Upon Termination or Change in Control
We have entered into employment agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive's termination or a change in control. Some of the named executive officers also have award agreements that require payments in the event of the executive’s termination or a change in control. The terms of the agreements are described below. The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed in the tables below.
Mr. Frissora
If we terminate the employment agreement without Cause (including as a result a nonrenewal of his term of employment by the Company) or if Mr. Frissora resigns for Good Reason:

•	The Company must pay Mr. Frissora any accrued and unpaid base salary and unreimbursed business expenses;

•	Mr. Frissora will be entitled to be reimbursed for any unreimbursed business expenses;

•
Mr. Frissora will be entitled to receive any amounts or benefits due under any benefit or equity plan, program or arrangement, or payroll practice in accordance with the terms of such plan, program arrangement or payroll practice;

•
Mr. Frissora will be paid his pro-rated bonus for the year of termination and any annual bonus for the year prior to the year that includes the year of his termination of employment (to the extent previously approved by the Board or HRC and not theretofore paid);

•	Mr. Frissora will be paid a severance amount equal to two times his base salary and one times his target bonus;

•	Mr. Frissora would be entitled to payment of the costs related to certain health and welfare benefits for a period of 24 months; and

•
Mr. Frissora would be entitled to one year of additional vesting in respect of (i) his award of his CAC RSUs, (ii) his award of RSUs granted on March 23, 2016 and (iii) any other equity awards granted by the Company or CAC to Mr. Frissora after July 5, 2016 (such incremental vesting is also available if Mr. Frissora dies or becomes disabled).

If a change in control were to occur during the term of Mr. Frissora's employment agreement and his employment was terminated involuntarily or he resigned for Good Reason within 12 months following such change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Frissora would be entitled to receive the benefits described above under termination without Cause by us or by Mr. Frissora for Good Reason, provided that he would (i) be entitled to receive a severance payment of two-and-one-half times the sum of his base salary and target bonus, (ii) payment of costs related to certain health and welfare benefits for a period of 30 months, (iii) his award of Company RSUs granted on February 5, 2015 would vest in full (for these awards only, on the date of such change in control), and (iv) all other CEC equity awards that have not already vested would immediately vest upon the date of such qualifying termination of employment (or, if terminated prior to the change in control, at the time of the change in control).
Additionally, if a change in control of CAC were to occur (and equity awards are not assumed or exchanged by the acquirer in such transaction), Mr. Frissora’s CAC RSUs would accelerate and vest in full.
Mr. Frissora has agreed not to, during the 24-month period following the termination of his employment, (i) compete with us or our affiliates or (ii) solicit or hire certain employees of the Company and our affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect to Company matters.
“Cause” is defined under the agreement as:

(i)
the willful failure of Mr. Frissora to substantially perform his duties with us or to follow a lawful reasonable directive from our Board (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Mr. Frissora by our Board that specifically identifies the manner in which our Board believes that Mr. Frissora has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Frissora is given a reasonable opportunity (not to exceed 30 days) to cure any such failure, if curable.

(ii)
(a) any willful act of fraud, or embezzlement or theft by Mr. Frissora, in each case in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Frissora's admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to our business or reputation.

(iii)
Mr. Frissora being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Illinois, Indiana, Iowa, Louisiana, Maryland, Mississippi, Missouri, Ohio, Ontario (Canada), Pennsylvania, Nevada, New Jersey, North Carolina or South Africa.

(iv)
Mr. Frissora's willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or a final judicial order or determination prohibiting Mr. Frissora from service as an officer pursuant to the Exchange Act or the rules of the NASDAQ.

“Good Reason” is defined under the agreement as the occurrence of any of the following circumstances without Mr. Frissora's express written consent unless, in the case of paragraphs (a), (d), (e), (f) or (g) below, such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Frissora notifying us of his resignation for Good Reason:

(a)
the assignment to Mr. Frissora of any duties materially inconsistent with his status as our Chief Executive Officer and President or a material adverse alteration in the nature or status of his responsibilities, duties or authority, including a material adverse alteration in his title or reporting structure to or by him;

(b)	the requirement that Mr. Frissora report to anyone other than our Board (or, in his capacity as Chief Executive Officer and President of CES, to the Steering Committee of CES);

(c)	the failure of Mr. Frissora to be elected or reelected as a member of our Board;

(d)	a reduction by us in Mr. Frissora's base salary as it may be increased from time to time;

(e)
the relocation of our principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or our requirement that Mr. Frissora to be based anywhere other than the location of our principal offices in Las Vegas (except for required travel on our business);

(f)
our failure to pay to Mr. Frissora any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Frissora, or to pay to Mr. Frissora any material portion of an installment of deferred compensation under any of our deferred compensation programs within 30 days of the date such compensation is due;

(g)	any reduction by us of Mr. Frissora’s target bonus or maximum bonus; or

(h)	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.
Other Named Executive Officers
Upon a termination without Cause (as defined in the employment agreement and set forth below), a resignation by the executive for Good Reason (as defined in the employment agreement and set forth below) or upon our delivery of a nonrenewal notice, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, Messrs. Jenkin, Hession, Donovan and Morse will receive a cash severance payment equal to one-and-a-half times his base salary payable in equal installments during the 18 months following such termination and, for Messrs. Jenkin and Donovan only, a pro-rated bonus for the year in which the termination occurs based on certain conditions. In the event that the employment of Messrs. Jenkin, Hession, Donovan or Morse is terminated by reason of his disability, such executive will be entitled to apply for our long-term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long-term disability benefits to which he is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his base salary during the period of salary continuation, he will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of us and our affiliates.
The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive's “non-compete period” varies based on the type of termination that the executive has. If the executive has a voluntary termination of employment with us without Good Reason, the non-compete period is six months. If we have terminated the executive's employment without Cause or the executive has terminated for Good Reason, if we have delivered a notice of nonrenewal to the executive or if the executive's employment terminates by reason of disability, the non-compete period is for 18 months with respect to Messrs. Jenkin, Hession, Donovan or Morse. If the executive's employment is terminated for Cause, the non-compete period is for six months. The non-solicitation and non-communication periods last for 18 months following termination with respect to Messrs. Jenkin, Hession and Donovan. A breach of the non-compete covenant will cause our obligations under their employment agreements to terminate. In addition, the executives each have confidentiality obligations.
“Cause” under the employment agreements for Messrs. Jenkin, Hession and Donovan is generally defined as:

(i)
the willful failure of executive to substantially perform executive's duties with us or to follow a lawful, reasonable directive from our Board or the Chief Executive Officer or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by our Board (or the Chief Executive Officer, as applicable) that specifically identifies the manner in which our Board (or the Chief Executive Officer, as applicable) believes the executive has willfully not substantially performed the executive's duties or has willfully failed to follow a lawful, reasonable directive, or written Company policy, as determined by the Board after a thorough investigation by the Company’s human resources, legal or internal audit departments or such third party as the Board deems appropriate to investigate the matter;

(ii)
(a) any willful act of fraud, or embezzlement or theft, by the executive, in each case, in connection with executive's duties under the employment agreement or in the course of the executive's employment under the employment agreement or (b) the executive's admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;

(iv)
(a) the executive's willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (b) a final judicial order or determination prohibiting the executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the NASDAQ; or

(v)	the executive’s willful breach of their employment agreement.
For purposes of the definition of “Cause,” no act or failure to act on the part of executive shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that the executive's action or omission was in our best interests. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by our Board or based upon the advice of our counsel shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of our Company. The cessation of employment of the executive shall not be deemed to be for Cause unless and until the executive has been provided with written notice of the claim(s) against him under the above provision(s) and a reasonable opportunity (not to exceed 30 days) to cure, if possible, and to contest said claim(s) before our Board.
The definition of “Cause” in Mr. Morse’s employment agreement is generally defined as:

(i)	an admission in any court, or conviction of, or plea of nolo contendere to, a felony or other involving moral turpitude;

(ii)	conduct that constitutes fraud or embezzlement or any acts of dishonesty in relation to executive’s duties;

(iii)	gross negligence, bad faith or willful misconduct that causes either reputation or economic harm to us and our subsidiaries or affiliates;

(iv)	failure or refusal to perform the executive’s duties as determined by us in our sole discretion;

(v)	the executive’s knowing misrepresentation of any material fact that we reasonably request;

(vi)	the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;

(vii)	the executive’s violation, as determined by us, of any securities or employment laws or regulations; or

(viii)	the executive’s breach of his obligations under the employment agreement or violation of Company policies.
“Good Reason” under the other named executive officers employment agreements is defined as the occurrence, without the executive's express written consent, of any of the following circumstances unless such circumstances, are fully corrected prior to the date of termination specified in the written notice given by executive notifying us of his or her intention to terminate his or her employment for Good Reason:

(i)
a reduction by us in the executive's base salary, other than a reduction in base salary that applies to a similarly situated class of our employees or our affiliates (in the case of Mr. Morse, material reduction)

(ii)
solely with respect to Messrs. Jenkin or Donovan, any material diminution in the duties or responsibilities of such executive as of the date of the employment agreement, provided that a change in control of the Company that results in our becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

(iii)	solely with respect to Mr. Morse, a material diminution in his duties or responsibilities for a period of 45 days or more;

(iv)
(a) our failure to pay or provide to the executive any material portion of his or her then-current base salary or then-current benefits under their employment agreement (except pursuant to a compensation deferral elected by the executive) or (b) the failure to pay executive any material portion of deferred compensation under any of our deferred compensation programs within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(v)
solely with respect to Mr. Jenkin, our requirement that such executive be based anywhere other than Atlantic City, New Orleans or Las Vegas, and, solely with respect to Mr. Donovan, our requirement that such executive be based anywhere other than Las Vegas (except, in each case, for required travel on Company business to an extent substantially consistent with the executive's present business travel obligations);

(vi)	our failure to obtain satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement; or

(vii)	solely with respect to Mr. Morse, a material breach of any of our material obligations owed to Mr. Morse under his employment agreement.

Potential Payments Upon Termination or Change in Control
The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2016.
For each of the named executive officers, we have assumed that their employment was terminated on December 31, 2016 and the market value of their unvested equity awards was $8.50 per share, which was the fair market value of our common stock as of December 31, 2016. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon a named executive officer's termination of employment.

Gary Loveman(1)	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination(6) ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) (7) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	$—	$—	$—	$—	$—	$—	$—
Short-Term Incentive	—	—	—	—	—	—	—
Excise tax gross-up payment	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	237,361	237,361	237,361	237,361	237,361	237,361	—
Medical Benefits	—	—	—	—	—	—	—
Life and Accident Insurance and Benefits(3)	—	—	—	—	—	—	—
Disability Insurance and Benefits(4)	—	—	—	—	—	—	—
Accrued Benefits Under Savings and Retirement Plan(5)	—	600	600	600	600	600	600
Totals	$237,361	$237,961	$237,961	$237,961	$237,961	237,961	$600

Mark Frissora	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination(6) ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control)(7) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	$—	$—	$7,500,000	$—	$13,750,000	$—	$—
Short-Term Incentive	—	—	4,756,771	—	4,756,771	4,756,771	4,756,771
Accelerated Vesting of Stock and/or Cash Award (6)	—	—	1,159,094	—	5,742,274	1,159,094	1,159,094
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	—	—
Medical Benefits	—	—	30,949	—	38,686	30,949	—
Life and Accident Insurance and Benefits(3)	—	—	51,712	—	64,640	51,712	3,500,000
Disability Insurance and Benefits(4)	—	—	—	—	—	$25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(5)	—	600	600	600	600	600	600
Totals	$—	$600	$13,499,126	$600	$24,352,971	$5,999,126 less $25,000 per mo.	$9,416,465

Eric Hession	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination(6) ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control)(7) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	$—	$—	$1,076,250	$—	$1,076,250	$1,076,250	$—
Short-Term Incentive	—	—	—	—	—	—	—
Accelerated Vesting of Stock and/or Cash Award (6)			928,655		928,655	928,655	928,655
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	—	—
Medical Benefits	—	—	23,985	—	23,985	—	—
Life and Accident Insurance and Benefits(3)	—	—	36,123	—	36,123	36,123	2,100,000
Disability Insurance and Benefits(4)	—	—	—	—	—	25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(5)	—	600	600	600	600	600	600
Totals	$—	$600	$2,065,613	$600	$2,065,613	$2,041,628 less 25,000 per mo.	$3,029,255

Thomas Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination(6) ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control)(7) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	$—	$—	$1,845,000	$—	$1,845,000	$1,845,000	$—
Short-Term Incentive	—	—	1,357,596	—	1,357,596	—	—
Accelerated Vesting of Stock and/or Cash Award (6)	—	—	1,104,348	—	1,104,348	1,104,348	1,104,348
Benefits and Perquisites:
Post-retirement Health Care(2)	163,380	163,380	163,380	—	163,380	163,380	—
Life and Accident Insurance and Benefits(3)	—	—	35,938	—	35,938	35,938	3,500,000
Disability Insurance and Benefits(4)	—	—	—	—	—	$30,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(5)	—	600	600	600	600	600	600
Totals	$163,380	$163,980	$4,506,862	$600	$4,506,862	$3,149,266 less $30,000 per mo.	$4,604,948

Robert Morse	Voluntary Termination (Qualifying) ($)	Retirement ($)	Involuntary Not for Cause Termination(6) ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control)(7) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	$—	$—	$1,306,875	$—	$1,306,875	$1,306,875	$—
Short-Term Incentive	—	—	—	—	—	—	—
Accelerated Vesting of Stock and/or Cash Award (6)	—	—	928,655	—	928,655	928,655	928,655
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	—	—
Medical Benefits	—	—	18,506	—	18,506	—	—
Life and Accident Insurance and Benefits(3)	—	—	32,427	—	32,427	32,427	2,550,000
Disability Insurance and Benefits(4)	—	—	—	—	—	$25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(5)	—	600	600	600	600	600	600
Totals	$—	$600	$2,287,063	$600	$2,287,063	$2,268,557 less $25,000 per mo.	$3,479,255

Timothy Donovan	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination(6) ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control)(7) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	$—	$—	$1,076,250	$—	$1,076,250	$1,076,250	$—
Short-Term Incentive	—	—	659,891	—	659,891	—	—
Accelerated Vesting of Stock and/or Cash Award (6)	—	—	1,154,538	—	1,154,538	1,154,538	1,154,538
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	—	—
Medical Benefits	—	—	20,287	—	20,287	20,287	—
Life and Accident Insurance and Benefits(3)	—	—	30,815	—	30,815	30,815	2,100,000
Disability Insurance and Benefits(4)	—	—	—	—	—	$25,000 per mo.	—
Accrued Benefits Under Savings and Retirement Plan(5)	—	600	600	600	600	600	600
Totals	$—	$600	$2,942,381	$600	$2,942,381	$2,282,490 less $25,000 per mo.	$3,255,138
____________________

(1)	Mr. Loveman’s employment agreement terminated by its terms on December 31, 2016. See “— Discussion of the Summary Compensation Table” above for Mr. Loveman’s employment arrangements.

(2)	Reflects the estimated present value of all future premiums under our health plans.

(3)
Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.

(4)
Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability. Severance payments will be offset by these long-term disability benefits to which the executive is entitled.

(5)	Reflects the employer match portion for the Company’s 401(k) Plan.

(6)
For Messrs. Jenkin, Donovan, Hession and Morse, the amount under “Accelerated Vesting of Stock and/or Cash Award” reflects the fair value as of December 31, 2016 of the retention stock and cash awards granted in July 2016. For Mr. Frissora, the amount represents one year of additional vesting in respect of his award of RSUs granted in March 2016.

(7)
For Messrs. Jenkin, Donovan, Hession and Morse, the amount under “Accelerated Vesting of Stock and/or Cash Award” reflects the fair value as of December 31, 2016, of the retention stock and cash awards granted in July 2016. For Mr. Frissora, the amount represents the fair value as of December 31, 2016 of all of his outstanding equity awards and his retention cash award granted in March 2016.

Compensation of Directors
The following table sets forth the compensation provided by the Company to non-management directors during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Award or Unit (1)	Total ($)
Jeffrey Benjamin	—	—	—
David Bonderman	—	—	—
Kelvin Davis	—	—	—
Fred Kleisner (2)	646,035	150,000	796,035
Eric Press	—	—	—
Marc Rowan	—	—	—
David Sambur	—	—	—
Lynn Swann (3)	163,533	150,000	313,533
Christopher Williams (4)	496,035	150,000	646,035
Bernard Zuroff (5)	76,667	—	76,667
____________________

(1)	Amounts in this column represent the grant date fair value computed in accordance with ASC Topic 718.

(2)	Mr. Kleisner had a total of 9,537 options and 30,841 RSUs outstanding on December 31, 2016.

(3)	Mr. Swann resigned from our Board on June 30, 2016.

(4)	Mr. Williams had a total of 14,453 options and 29,591 RSUs outstanding on December 31, 2016.

(5)	Mr. Zuroff was elected to the Board on November 10, 2016.
Each of our non-management directors not affiliated with the Sponsors received annual cash compensation paid monthly in arrears. These Board members receive an annual retainer of $75,000 plus an additional $25,000 for service on the Audit Committee, an additional $15,000 for service on the HRC, and an additional $10,000 for a committee chairmanship. For their service on the Board and its standing committees in 2016, Mr. Williams received $110,000, Mr. Swann received $57,498, Mr. Kleisner received $100,000 and Mr. Zuroff received $16,667. Additionally, for their service on the Strategic Alternatives Committee in 2016, Mr. Kleisner received $546,035, Mr. Swann received $106,035, Mr. Williams received $386,035 and Mr. Zuroff received $60,000.
In addition, in March 2016, as part of our annual equity program, Messrs. Williams, Swann and Kleisner each received 51,138 RSUs, which vest 33.33% on March 23 of each of 2017, 2018 and 2019.
The remaining directors do not receive compensation for their service as a member of the Board. All of our directors are reimbursed for any expenses incurred in connection with their service on the Board.
Human Resources Committee Interlocks and Insider Participation
None of the members of the HRC is a current or former officer or employee of our Company. No executive officer of our Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017, and the Board recommends that our stockholders ratify the appointment of Deloitte & Touche LLP at the annual meeting.
Deloitte & Touche LLP has audited our financial statements since 2002.
Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.
Ratification of the appointment of Deloitte & Touche LLP requires affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. If the Company’s stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

AUDIT MATTERS
Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2016 are described below.
Fees and Services
The following table summarizes the aggregate fees paid or accrued by the Company to Deloitte & Touche LLP during 2016 and 2015:

(In thousands)	2016	2015
Audit Fees(a)	$12,316.9	$14,684.1
Audit-Related Fees(b)	1,082.5	439.5
Tax Fees(c)	383.9	587.7
All Other Fees	—	362.3
Total	$13,783.3	$16,073.6
____________________

(a)	Audit Fees—Fees and out-of-pocket expenses for audit services in 2016 and 2015 consisted of:

•
Audit of the Company’s annual financial statements, including the audits of the various subsidiaries’ financial statements, including those of gaming operations as required by the regulations of the respective jurisdictions;

•	Sarbanes-Oxley Act, Section 404 attestation services;

•	Reviews of the Company’s quarterly financial statements; and

•	Consents and other services related to SEC matters.
Audit fees in 2016 and 2015 include $5.4 million and $5.5 million, respectively, related to Caesars Growth Partners, LLC (“CGP”), which is a variable interest entity consolidated by the Company. Although these amounts are included in the consolidated financial statements of the Company, the Audit Committee of CAC retains approval authority over fees incurred related to CGP.

(b)	Audit-Related Fees—Fees and out-of-pocket expenses for audit-related services in 2016 and 2015 consisted of:

•	Quarterly revenue and compliance audits performed at certain of our properties as required by state gaming regulations;

•	Agreed-upon procedures engagements; and

•	Consultations related to accounting and reporting standards.

(c)	Tax Fees—Fees for tax services paid in 2016 and 2015 consisted of tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled $242,673 and $216,540 in 2016 and 2015, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.	Foreign income tax return assistance;

ii.	Requests for technical advice from taxing authorities; and

iii.	Assistance with tax audits and appeals.

•
Fees for tax-planning and advice services totaled $141,239 and $371,114 in 2016 and 2015, respectively. Tax-planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

i.	Tax advice related to applicability of repairs and maintenance deductions;

ii.	Tax advice related to research and development activities and expenditures related to IRC Section 41;

iii.	Tax advice related to cost segregation services;

iv.	Tax advice related to transfer pricing; and

v.	Tax advice related to an intragroup restructuring.

	2016	2015
Ratio of Tax Planning and Advice Fees to Audit Fees, Audit-Related Fees, and Tax Compliance Fees	0.010:1	0.024:1

Independent Registered Public Accounting Firm’s Independence
In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. The Audit Committee determined that such services are compatible with the provision of independent audit services.

Policy on Audit Committee Pre-Approval
All services performed by Deloitte & Touche LLP in 2016 and 2015 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services that Deloitte & Touche LLP may perform. Any requests for audit services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Except for such services which fall under the de minimis provision of the pre-approval policy, any requests for audit-related, tax, or other services also must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit, tax, and other services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	the service is not an audit, review, or other attest service;

2.	the estimated fees for such services to be provided under this provision do not exceed a defined amount of total fees paid to the independent auditor in a given fiscal year;

3.	such services were not recognized at the time of the engagement to be non-audit services; and

4.	such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee.
No fees were approved under the de minimis provision in 2016 or 2015.

AUDIT COMMITTEE REPORT
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with it the firm's independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm's provision of nonaudit services to us is compatible with its independence.
The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited financial statements in our 2016 Annual Report.
Christopher Williams, Chair
Fred Kleisner
Bernard Zuroff

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting. The proxy card contains discretionary authority for them to do so.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
Our Board has a written related party transaction policy and procedures which give our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members, and entities that hold a 5% or greater beneficial ownership interest in the Company. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the person's interest in the transaction.
The policy has pre-approved the following related party transactions:

•
compensation to an executive officer or director that is reported in the Company's public filings and has been approved or recommended to the Board for approval by the HRC or the 162(m) Plan Committee;

•
transactions where the interest arises only from (a) the person's position as a director on the related party's board; (b) direct or indirect ownership of less than 5% of the related party; or (c) the person's position as a partner with the related party and all other related parties, in the aggregate, has an interest of less than 5% interest and is not the general partner of and does not have another position in the partnership;

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•
any transaction where the related party's interest arises solely from the ownership of any class of the Company's securities and all holders of that class of the Company's securities receive the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.
A related party transaction is defined as a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest.
Background
The following discussion reflects our relationships and related party transactions entered into in connection with (1) the Acquisition, (2) the contribution by CEC of its shares of Caesars Interactive Entertainment, Inc. (“CIE”) outstanding common stock held by one of CEC’s subsidiaries and approximately $1.1 billion in aggregate principal amount of senior notes (the “CEOC Notes”) previously issued by CEOC that were owned by another one of CEC’s subsidiaries for non-voting units of CGP (collectively, the “CGP Contribution Transaction”), (3) the affiliates of the Sponsors exercising their basic subscription rights in full to purchase $457.8 million worth of CAC Common Stock and CAC using such proceeds to acquire all of the voting units of CGP and (4) CGP using such proceeds to purchase from subsidiaries of CEC (x) Planet Hollywood Resort & Casino (“Planet Hollywood”) located in Las Vegas, Nevada, (y) CEC’s joint venture interests in a casino then under development by CBAC, LLC (the “Maryland Joint Venture”) in Baltimore, Maryland and (z) a 50% interest in the management fee revenues for both of those properties (collectively, the “Purchase Transaction,” and together with the CGP Contribution Transaction, the “Initial CGP Transactions”).
The following discussion also reflects other related party transactions since January 1, 2016. Each of CAC and CEC is under the control of Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors. Messrs. Press, Sambur and Rowan, each members of the Board, are affiliated with Apollo, and Messrs. Bonderman and Davis, each members of the Board, are affiliated with TPG. CIE and CGP are each subsidiaries of CAC (and CEC also holds an interest in CGP). CEOC is a majority-owned subsidiary of CEC. CES is a joint venture among CEOC, Caesars Entertainment Resort Properties LLC (“CERP”), and Caesars Growth Properties Holdings, LLC ("CGPH"), an indirect, wholly-owned subsidiary of CGP. Certain of our executive officers and directors hold equity interests in CEC, CAC, CIE and CEOC.
Certain of these related party transactions will be affected by the consummation of the Emergence Transactions.  See “Commonly Asked Questions and Answers About the Annual Meeting - How Will the Company be Governed After the Merger and CEOC’s Emergence From Bankruptcy?” in this proxy statement and the Company’s Form S-4 registration statement we filed with the SEC on March 13, 2017, as the same may be amended, for further details regarding the Emergence Transactions.

Transactions with Related Persons
Hamlet Holdings Operating Agreement
All holders of Hamlet Holdings' equity securities are parties to Hamlet Holdings' limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman and James Coulter, each of whom is affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings, and the consent of at least one Apollo Member and one TPG Member is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.
Stockholders' Agreement
In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors, and certain of their affiliates entered into a stockholders' agreement with the Company (the "Stockholders' Agreement"). The Stockholders' Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer stock of the Company, as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders' Agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by the Company. The Stockholders' Agreement also provides the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on the Board, as well as registration rights of securities of the Company that they own.
Following the Acquisition, our Board was initially comprised of at least nine directors, (1) four of whom were designated by the Apollo Members, (2) four of whom were designated by the TPG Members, and (3) one of whom is the chairman. As ownership in us by either of the Sponsors decreases, the Stockholders' Agreement provides for the reduction in the number of directors the respective Members can designate.
Pursuant to the Stockholders' Agreement, approval of our Board and at least two directors (one designated by Apollo Members and one designated by TPG Members) is required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures. The Stockholders’ Agreement was amended in connection with CEC’s initial public offering to prevent termination of certain rights under the Stockholders’ Agreement (including certain rights described above).
Management Investor Rights Agreement
In connection with the Acquisition, the Company entered into a Management Investor Rights Agreement, as amended (the "MIRA"), with certain holders of securities of the Company, including certain members of management of the Company. The agreement governs certain aspects of the Company's relationship with its management security holders. The agreement, among other things:

•	restricts the ability of management security holders to transfer shares of the Company’s common stock, with certain exceptions, prior to a qualified public offering;

•	allows the Sponsors to require management security holders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of common stock;

•	allows management security holders to participate in sale transactions in which the Sponsors sell shares of common stock, subject to certain exceptions;

•	allows management security holders to participate in registered offerings in which the Sponsors sell their shares of common stock, subject to certain limitations;

•
allows management security holders below the level of senior vice president to require the Company to repurchase shares of common stock in the event that a management security holder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on the Company’s repurchase obligations;

•	allows management security holders to require the Company to repurchase shares of common stock upon termination of employment without Cause or for Good Reason; and

•
allows the Company to repurchase, subject to applicable laws, all or any portion of the Company's common stock held by management security holders upon the termination of their employment with the Company or its subsidiaries, in certain circumstances.

On May 6, 2013, the Company amended the MIRA to provide that shares of the Company's common stock issued upon exercise of an award granted under the Company's Management Equity Incentive Plan and/or 2012 Plan are not subject to the terms and provisions of the MIRA including, but not limited to, the restrictions on transfer set forth in the MIRA.
The MIRA will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of security holders to one.
Services Agreement
Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We reimburse the Sponsors for expenses they incur related to these management services. We historically paid a monitoring fee for management services of $7.5 million each quarter, however, the Sponsors granted a waiver of the monitoring fees due for 2015 and 2016. In 2015, we reimbursed the Sponsors $20 million in expenses incurred. Also, under the services agreement, the Sponsors have the right to act, in return for additional fees based on a percentage of the gross transaction value, as our financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if we decide we need to engage someone to fill such a role. We have agreed to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.
Proxy
All shares of Caesars held by funds affiliated with and controlled by the Sponsors and their co-investors were made subject to a proxy in favor of Hamlet Holdings effective as of November 22, 2010. The proxy, which is irrevocable, granted Hamlet Holdings sole voting and dispositive control over all such shares. The members of Hamlet Holdings are comprised of an equal number of individuals affiliated with each of the Sponsors. As of the Record Date, 59.3% of Caesars' outstanding common stock is subject to the proxy in favor of Hamlet Holdings.
Certain Relationships Between CEC and CAC
The following are summaries of the material terms of transactions and agreements between CEC and CAC and their respective affiliates. The summaries may not contain all of the information about the transactions and agreements that is important to you. The summaries in this section and elsewhere in this document are qualified in their entirety by reference to the agreements applicable to such transactions or the referenced agreements, as applicable. You are encouraged to read the referenced agreements in their entirety.
For information with respect to CAC and CAC Common Stock, you may refer to the annual and quarterly reports and other information that CAC files with the SEC. CAC’s filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.
Transaction Agreement
In connection with the Initial CGP Transactions, on October 21, 2013, CAC and CGP entered into that certain Transaction Agreement (the “Transaction Agreement”) with CEC and certain of its subsidiaries that governs the distribution of the rights, the contribution and purchase of certain assets by subsidiaries of CEC and the ongoing rights and responsibilities among the parties. The Transaction Agreement, among other things, provided for the:

•	distribution of the CAC subscription rights via dividend to the stockholders of record of CEC;

•	contribution by CAC to CGP of the proceeds in exchange for voting units of CGP;

•
contribution by certain subsidiaries of CEC of the shares of CIE’s outstanding common stock and approximately $1.1 billion in aggregate principal amount of the CEOC Notes in exchange for non-voting units of CGP (reflecting the closing date allocation true-up for the CEOC Notes), subject to certain closing conditions and adjustments for an amount based on a component of CIE’s earnings in 2015;

•
issuance of non-voting units of CGP to a subsidiary of CEC if, within nine months after the closing of the Initial CGP Transactions, CGP sells or agrees to sell all of its interest in CIE (or any material component part) to any third party other than CEC at a sale price greater than the valuation of CIE (or any such material component part) at the time of contribution to CGP;

•	purchase of the assets in the Purchase Transaction by CGP for fair value, subject to certain closing conditions and adjustments;

•	option, at the election of the Sponsors, to proceed with a closing in multiple stages (deferred closings will not be applicable);

•	agreement to enter into the CGP Management Services Agreement (as described below); and

•	return of the aggregate fair market value, if any, of the subscription rights distributed by CEC to be restored to CEC in the form of the CEOC Notes.
CGP was obligated to issue non-voting membership units to CEC in 2016 to the extent that the earnings from CIE’s social and mobile games business exceeded a specified threshold amount as of December 31, 2015. In connection therewith, in April 2016, CGP issued 32 million Class B non-voting units to CEC, resulting in CEC’s economic ownership in CGP increasing from 57.4% to 61.2%.
CGP Contribution Transaction
On October 21, 2013, (1) CAC, CEC and CGP completed the CGP Contribution Transaction, (2) affiliates of the Sponsors exercised their basic subscription rights in full to purchase $457.8 million worth of CAC Common Stock and CAC used such proceeds to acquire all of the voting units of CGP, and (3) CGP used the proceeds to complete the Purchase Transaction. Also on October 21, 2013, CEC distributed to its stockholders as of October 17, 2013 subscription rights to purchase shares of CAC Common Stock in connection with a rights offering (the “Rights Offering”). The Rights Offering closed on November 18, 2013 and CAC Common Stock began trading on the NASDAQ under the symbol “CACQ” on November 19, 2013.
Omnibus Voting Agreement
In connection with the CGP Contribution Transaction, on October 21, 2013, Hamlet Holdings, affiliates of the Sponsors and their co-investors, CAC and CEC entered into a voting rights agreement (the “Omnibus Voting Agreement”) pursuant to which, in the event that any meeting of the stockholders of either CEC or CAC is called to seek approval for any action in connection with the Call Right (as defined below), such parties agree to appear at any such meeting and otherwise cause the shares under its beneficial ownership to be voted in favor of granting any such approval required or necessary for completion of the Call Right (other than the election to require CEC to acquire CAC Common Stock in lieu of voting units of CGP) and pursuant to which some of the parties provide for certain rights and obligations of such parties with respect to their ownership of the CAC Common Stock. The Omnibus Voting Agreement also contains, among other things, the agreement among such parties to restrict their ability to transfer stock of CAC, as well as rights of first refusal, tag-along rights and drag-along rights. The Omnibus Voting Agreement also provides the parties with certain rights with respect to the approval of certain matters and the designation of nominees to serve on CAC’s board of directors. This agreement will terminate upon completion of the Merger.
CGP Operating Agreement
HIE Holdings, Inc. and Harrah’s BC, Inc., which are subsidiaries of CEC (collectively, the “CEC Members”), and CAC are parties to CGP’s amended and restated limited liability company agreement (as amended from time to time, the “CGP Operating Agreement”) under which CAC manages and operates the business and affairs of CGP as the managing member and sole holder of its voting units, and may request certain back-office and advisory services from CEOC under the CGP Management Services Agreement (as defined below). Approval by the CAC’s board of directors is required to approve certain significant corporate actions at CGP, including, among other things, liquidation or dissolution; merger, consolidation or sale of all or substantially all of the assets of CGP or any of its subsidiaries; acquisitions or investments outside of the ordinary course of business; and material amendments to the CGP Operating Agreement. The CGP Operating Agreement may not be amended in a manner that adversely affects the interests or rights of CEC or any other member of CGP that is a wholly owned subsidiary of CEC, including HIE Holdings, Inc. and Harrah’s BC, Inc.
All of the holders of CGP’s units are entitled to share equally in any distributions that CAC, as managing member, may declare from legally available sources, subject to the distribution waterfall in connection with a liquidation, a partial liquidation or sale of material assets. All of the holders of units are also entitled to receive quarterly cash tax distributions (other than in connection with a liquidation or certain partial liquidations). The Call Right, the liquidation right held by CAC and the development of ongoing business opportunities are further described below.
The management, operation and power of CGP is vested exclusively in CAC and is independent of CEC; provided, however, that the CGP Operating Agreement contains certain provisions requiring CAC to cause CGP to interact with CEC on an arm’s length basis. In connection with the sale of CIE’s social and mobile games business, the CEC Members, CEC, and CAC amended the CGP Operating Agreement to, among other things, permit CGP to make one or more non-pro rata special distributions following the sale to (1) the CEC Members in an amount (a) up to $235 million for the payment of professional fees and certain payment obligations set forth in the CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016 (as subsequently amended, the “CIE Proceeds Agreement”), by and among CEC, CAC, CIE and CEOC, and the RSA with the second lien noteholders, (b) up to $50 million for the replenishment of a deposit previously made by CEC for the support or advancement of a proposed casino project in South Korea, and (c) equal to a $35 million special distribution to satisfy certain payment obligations as set forth in the CIE Proceeds Agreement and (2) CAC of up to $300 million to pay tax liabilities resulting from the sale
Call Right
As set forth in CAC’s certificate of incorporation and the CGP Operating Agreement, after the third anniversary of the closing of the Initial CGP Transactions, CEC and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP held by the Company and which may only be exercised under certain circumstances as described below, to acquire all or a portion of the voting units of CGP, or at the election of CAC and subject to the approval of CAC’s stockholders, the shares of CAC Common Stock, not otherwise owned by the Company and/or its subsidiaries at such time (the “Call Right”). The purchase consideration may be, at the Company’s option, cash or shares of the Company’s common stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the Call Right. The purchase price will be the fair market value of the voting units of CGP (or shares of CAC Common Stock) at such time based on an independent appraisal, subject to (1) a minimum purchase price equal to the capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution or (2) a maximum purchase price equal to the capital contribution in respect of such units plus a 25% per annum return on such capital contribution; in either case, taking into account prior distributions (other than tax distributions) with respect to such units.
The Call Right may be exercisable in part by the Company (up to three times), but until the Call Right is exercised in full, any voting units of CGP (or shares of CAC Common Stock) acquired by the Company will be converted into non-voting units (or non-voting shares of CAC’s Class B Common Stock, par value $0.001 per share (“CAC Class B Common Stock”)). Additionally, the Call Right may only be exercised by the Company and/or its subsidiaries if, at the time of such exercise, (w) the Company and CAC enter into a resale registration rights agreement with respect to the shares of the Company common stock used as all or a portion of the purchase consideration in connection with the exercise of the Call Right, (x) the common stock of the Company (i) is registered with the Securities and Exchange Commission, (ii) is listed for trading and trades on a national securities exchange, and (iii) issuable upon exercise of the Call Right will represent, in the aggregate, not more than one half of the total of the Company’s common stock issued and outstanding giving effect to the exercise of the Call Right, (y) the Company has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of the Company or its subsidiaries. Further, in the event that a stockholder vote of the Company is required in connection with the exercise of such Call Right, receipt of affirmative approval of such vote will be a condition to the exercise of the Call Right and at the closing of the Initial CGP Transactions, affiliates of the Sponsors agreed to enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of our Board must approve the exercise of the Call Right by the Company and/or its subsidiaries. The Call Right will be transferable to a transferee that also receives a transfer of all of the non-voting units of CGP, and is exercisable by the transferee upon the same terms and conditions (including same consideration in the form of the Company stock) as apply to the Company and its subsidiaries. The Call Right will terminate upon completion of the Merger.
Liquidation Right
Following the fifth anniversary of the closing of the Initial CGP Transactions and until the eight-year six-month anniversary of the closing of the Initial CGP Transactions, CAC's board of directors will have the right to cause a liquidation of CGP, including the sale or winding up of CGP, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of CGP to the holders of CGP’s units according to the waterfall described below. On the eight-year and six-month anniversary of the closing of the Initial CGP Transactions (unless otherwise agreed by the Company and CAC), if CAC's board of directors has not previously exercised its liquidation right, CGP will, and CAC's board of directors will cause CGP to, effect a liquidation.
Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets not monetizable of CGP will, subject to applicable gaming regulatory laws, be distributed as follows: (1) first, to all units held by CAC until amounts distributed equal the return of CAC’s capital contribution (less an amount equal to the aggregate of the amount reimbursed in the form of the approximately $1.1 billion of aggregate principal amount of senior notes previously issued by CEOC and the aggregate value of the CAC subscription rights that were distributed by the Company and that were restored to the Company by CGP in the form of the CEOC Notes with equivalent value to the rights value  (such amount, the “Capital Shift Amount”)) plus a 10.5% per annum rate of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP); (2) second, to the CEC Members in an amount equal to the difference between the amount CEC and/or its subsidiaries would have received had the non-pro rata special distributions been made pursuant to the amendments to the CGP Operating Agreement made in connection with and following CIE’s sale of its social and mobile games business in September 2016 been made pro rata based on the members’ respective company percentage interests in CGP as of the closing of the sale and (y) the amount of special distributions actually received by CEC and/or its subsidiaries; (3) third, to all units held by CEC and/or its subsidiaries until CEC catches up (on a per unit basis) to its respective amount distributed in provision (1) (including the 10.5% per annum of return on the capital contribution) and CEC receives the Capital Shift Amount; and (4) fourth, to all holders of units pro rata.
The structure pursuant to which CGP will effect a liquidating distribution, sale of CGP or other similar transaction that provides liquidity to the holders of CGP’s units as described above will be determined by a special-purpose liquidation committee that will include representatives from the Company and CAC. In connection with any liquidation of CGP, CAC will have an approval right over any sale or other monetization of assets of CGP that would not exceed the greater of (x) the book value of CGP and (y) the value of CGP as determined by an appraiser selected by CAC.
Business Opportunities
Pursuant to the CGP Operating Agreement, when CAC considers new investment and acquisition opportunities, it has to submit them to us, except for any expansion, add-on or additional investment in respect of any existing gaming property of CGP or its subsidiaries, or with respect to CIE, any potential future investment or acquisition by CIE. A committee of our Board comprised of disinterested directors will make the determination on behalf of the Company to (1) exercise its right of first offer to pursue any potential project itself or (2) decline the project for itself, after which CGP may elect or decline to pursue the project. When the Company considers new investment and acquisition opportunities, the Company will have the option to (1) pursue any potential project itself or (2) decline the project for itself, after which CGP may elect or decline to pursue the project. In the event the Company declines an opportunity and CGP undertakes the opportunity, CGP will retain a 50% financial stake in the management fee to be received by the Company, unless otherwise agreed, and CGP will acquire 100% of the new equity in such opportunity. In the event CGP plans to sell any of its assets to third parties, the Company will have the first right to make an offer to purchase such assets. This arrangement will terminate upon completion of the Merger.
Equity Registration Rights
The CGP Operating Agreement provides that on or after the fifth anniversary of the closing of the Initial CGP Transactions, the non-voting units of CGP will be exchangeable into non-voting shares of CAC Class B Common Stock with equivalent terms to the non-voting units of CGP and with the addition of rights to have all such CAC Class B Common Stock registered under the Securities Act, pursuant to demand and shelf registration rights. In addition, to the extent that the CAC Common Stock held by the Sponsors and their co-investors are deemed control and/or restricted securities, the Sponsors and their co-investors will also have the right to have all of their CAC Common Stock registered under the Securities Act, pursuant to demand and shelf registration rights with respect to such CAC Common Stock. CAC, CGP, certain subsidiaries of the Company as holders of CGP’s non-voting units convertible into CAC Class B Common Stock, and the Sponsors and their co-investors entered into a registration rights agreement (the “Registration Rights Agreement”) that governs the terms of the demand and shelf registration rights.
In addition, the Company and CAC entered into a registration rights agreement (the “Resale Registration Rights Agreement”) on substantially the same terms as the CAC Registration Rights Agreement. The Resale Registration Rights Agreement grants demand and shelf registration rights to CAC in the event that CAC receives CEC publicly traded stock as compensation upon exercise of the Call Right and such stock is deemed control and/or restricted securities.
Debt Registration Rights
On August 6, 2014, CGP effectuated a distribution of 100% of the CEOC 6.50% Senior Notes due 2016 (the “6.50% Senior Unsecured Notes”) and the CEOC 5.75% Senior Notes due 2017 (the “5.75% Senior Unsecured Notes,” and, together with the 6.50% Senior Notes, the “Senior Unsecured Notes”) as a dividend to its members, pro rata based upon each member’s ownership percentage in CGP (the “Notes Distribution”). CAC, as a member of CGP and the holder of 42.4% of the economic interests in CGP, received in connection with the Notes Distribution $137,457,000 in aggregate principal amount of the 6.50% Senior Notes and $151,433,000 in aggregate principal amount of the 5.75% Senior Notes. On August 6, 2014, CAC entered into that certain Registration Rights and Cooperation Agreement (the “CEOC Registration Rights Agreement”), by and between CAC and CEOC.
Pursuant to the CEOC Registration Rights Agreement, CEOC granted CAC registration rights to, and agreed to assist and cooperate with CAC in conducting a possible private placement of the Senior Notes received by CAC, pursuant to the Notes Distribution made by CGP. Pursuant to the CEOC Registration Rights Agreement, CEOC has agreed to (1) prepare a “shelf” registration statement (the “CEOC Shelf Registration Statement”), (2) use commercially reasonable efforts to have the CEOC

Shelf Registration Statement declared effective by the SEC, and (3) use commercially reasonable efforts to maintain the effectiveness of the CEOC Shelf Registration Statement, as further specified in the CEOC Registration Rights Agreement. If by October 31, 2014, CEOC did not file, or failed to maintain the effectiveness of, the CEOC Shelf Registration Statement, CAC may request that (i) CEOC register all or part of the Senior Notes under the Securities Act and/or (ii) CEOC assist and cooperate in conducting a private placement of the Senior Notes received by CAC pursuant to the Notes Distribution, subject to certain blackout periods. As of the date of this joint proxy statement/prospectus, CEOC has not filed the CEOC Shelf Registration Statement, and CAC has not requested CEOC to take any action as described in the preceding sentence. In addition to the provisions discussed above, the CEOC Registration Rights Agreement includes provisions concerning registration procedures and indemnification and contribution obligations, amongst other things.
Pursuant to the Plan, CAC will waive its recoveries on approximately $293 million (including accrued and unpaid interest) of CEOC’s 6.50% Senior Notes and 5.75% Senior Notes, and therefore, will not receive any payment with respect to such Senior Notes.

Note Repurchases
In July 2014, CEOC completed the repurchase of $982 million aggregate principal amount outstanding of its 5.625% Senior Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2015 for total consideration of approximately $1.0 billion. CGP received approximately $452 million of consideration (including accrued and unpaid interest) as part of the note repurchase transaction.
CGP Management Services Agreement
In connection with the Initial CGP Transactions, on October 21, 2013, CAC and CGP entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CAC, CGP and their subsidiaries (the “CGP Management Services Agreement”). Generally, the services that would otherwise be performed under the CGP Management Services Agreement are now performed by CES pursuant to other arrangements. Under the CGP Management Services Agreement, at the request of CAC, CEOC may also provide certain business advisory services, including identifying and analyzing opportunistic investments and developing and implementing corporate and business strategies. While CEOC may provide recommendations in its role as service provider, its primary role under the CGP Management Services Agreement would be to provide administrative and operational services as requested by CAC’s board of directors and executive officers. CAC holds all of the voting and decision-making power to authorize and implement strategies and operational direction at CGP.
The agreement, among other things:

•
contemplates that CEOC and its subsidiaries will provide certain corporate services and back-office support, which will include, but not be limited to: (1) maintaining books and records in accordance with GAAP; (2) preparing financial statements in accordance with GAAP; (3) preparing operating and capital budgets (including budgets in support of the services fees required to be paid) which will be approved by CAC; (4) establishing bank accounts, if necessary, and providing treasury and cash management functions; (5) arranging for letters of credit, as needed; (6) paying certain outstanding accounts payable, payroll and other expenses on a fully reimbursable basis; (7) preparing and filing all regulatory filings, including SEC filings and those required by any gaming control board or regulatory authority governing gaming; (8) providing access to certain trademarks for use in entity names; (9) providing access to certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems; (10) providing access to lobbying services; and (11) providing certain centralized services including information technology services, information systems, website management, vendor relationship management, real estate, strategic sourcing, design and construction, regulatory compliance functions, finance and accounting, consolidated finance operations, risk management, internal audit, tax, record-keeping and subsidiary management, treasury functions, regulatory compliance, human resources, compensation, benefits, marketing and public relations, legal, payroll, accounts payable, security and surveillance, government relations, communications and data access;

•
contemplates that CEOC and its subsidiaries will provide certain advisory and business management services, which will include, but not be limited to, assistance in: (1) developing and implementing corporate and business strategy and planning; (2) identifying, analyzing, preparing for, negotiating, structuring and executing acquisitions, joint ventures, development activities, divestitures, investments and/or other opportunistic uses of capital; (3) legal and accounting consultancy services; (4) design and construction consultancy services; and (5) analyzing and executing financing activities;

•	allows the parties to modify the terms and conditions of the performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee by CAC and/or CGP in exchange for the provision of services.
CIE Shared Services Agreement
CIE is party to that certain shared services agreement, dated as of May 1, 2009 (the “Shared Services Agreement”) with the Company and HIE Holdings, Inc., pursuant to which CEOC may provide certain services to CIE. The agreement, among other things:

•
contemplates that CEOC will provide certain services related to accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, information systems, office space and corporate and other centralized services;

•	allows the parties to modify the terms and conditions of the Company performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to the Company in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%.
Since 2015, all CIE Enterprise Services are provided by CES in accordance with the CES Agreements discussed below with the CIE Cost Allocation calculated in accordance with the Shared Services Agreement.
CIE Cross-Marketing and Trademark License Agreement
CIE is party to a cross-marketing and trademark license agreement with each of Caesars World, Inc. (“CWI”), Caesars License Company LLC (“CLC”), the Company and CEOC (the “Cross Marketing and Trademark License Agreement”). In addition to granting CIE the exclusive rights to use various trademarks of the Company in connection with social and mobile games and online real money gaming in exchange for royalty payments to CEOC of 3% of the net sales derived from such games, this agreement also provides that the Company and CEOC will provide certain marketing and promotional activities for CIE, including its participation in the Total Rewards loyalty program, and CIE will provide certain marketing and promotional activities for the Company and CEOC. However, the marketing and promotional activities that would otherwise be performed under the Cross Marketing and Trademark License Agreement are now performed by CES under the CES Agreements described below. The agreement also provides for certain revenue share arrangements where CIE pays CEOC a percentage of net sales derived from customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement’s terms. CIE paid $3.0 million, $1.6 million and $0.7 million for the years ended December 31, 2015, 2014 and 2013, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.
On September 23, 2016, CIE sold its social and mobile games business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash. In connection with such sale, CIE granted Playtika, Ltd. licenses to certain intellectual property owned by or licensed to CIE, and Playtika, Ltd. granted a license to CIE in certain patents owned by Playtika, Ltd. and Playtika Santa Monica, LLC.
CIE granted an exclusive license to Playtika, Ltd. with respect to the WSOP and other WSOP-related trademarks and designs for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues (the “WSOP License”). The WSOP License will remain in effect until September 23, 2031, but may be renewed for an additional ten (10) year term if a specified minimum aggregate amount of royalties is paid to CIE during the initial term. CIE has agreed that, during the term of the WSOP License, it will not use or license any of the WSOP licensed property in connection with Play-For-Fun Gaming; provided, however, that CIE may use or license the WSOP licensed property in connection with Play-For-Fun Gaming so long as it is not offered as a stand-alone product and CIE or its licensee do not sell virtual coins in connection with such Play-For-Fun Gaming. CIE is also obligated to market and promote Playtika, Ltd.’s WSOP-branded games on CIE’s WSOP website and on other marketing channels.
CIE also sublicensed on an exclusive basis to Playtika, Ltd. certain of the trademarks licensed to CIE by CEOC and certain of its affiliates under the Cross Marketing and Trademark License Agreement for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues. The sublicense agreement will remain in effect for the term of the Cross Marketing and Trademark License Agreement. CIE has agreed that, during the term of the sublicense agreement, it will not use, or license any of the sub-licensed marks in connection with Play-For-Fun Gaming; provided, however, that CIE may use or license the sub-licensed marks in connection with Play-For-Fun Gaming so long as it is not offered as a stand-alone product and CIE or its licensee do not sell virtual coins in connection with such Play-For-Fun Gaming.
Playtika, Ltd. and Playtika Santa Monica, LLC have granted CIE a royalty-free, non-exclusive license under patents owned by them for use in CIE’s and its affiliates’ Real-Money Gaming business. The patent license also permits CIE and its affiliates to offer Play-For-Fun games in connection with Real Money Gaming so long as they (1) are not offered as stand-alone products and virtual coins are not sold in connection with them and (2) are not offered in a manner that would violate the WSOP

License or the trademark sublicense agreement. The patent license does not restrict CIE and its affiliates from offering Play-For-Fun games whose operation would not infringe the licensed patents. The patent license will remain in effect on a country-by-country basis until the expiration of all valid claims in the licensed patents in such country.
Tax Matters Agreement
In connection with the contribution of CIE to CGP, CIE entered into a tax matters agreement with CEC (the “Tax Matters Agreement”). The Tax Matters Agreement governs the respective rights, responsibilities, and obligations of CEC and CIE with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes with respect to CIE. The Tax Matters Agreement will remain in effect until the parties agree in writing to its termination.
In general, under the Tax Matters Agreement:

•	CIE and CEC agree to cooperate with each other in the preparation of tax returns and with regard to any audits related to the tax returns of CIE or CEC;

•
with respect to any period (or portion thereof) ending prior to CIE’s deconsolidation from CEC’s “consolidated group” for U.S. federal income tax purposes, CEC will pay (1) any U.S. federal income taxes of the “consolidated group” of which CEC is the common parent and (2) any state or local income taxes that are determined on a consolidated, combined, or unitary basis, and if CIE (including any of CIE’s subsidiaries) is included in that consolidated, combined, or unitary group, CIE will pay CEC an amount equal to the amount of U.S. federal, state, or local income tax (as applicable) that CIE would have paid had CIE filed a separate consolidated U.S. federal, state, or local income tax return (as applicable) for any such period (or portion thereof), subject to certain adjustments;

•
with respect to any period (or portion thereof) beginning after CIE’s deconsolidation from CEC’s “consolidated group”, CIE will be responsible for any U.S. federal, state, or local income taxes of CIE and its subsidiaries;

•	CEC will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only CEC and/or its subsidiaries (excluding CIE and its subsidiaries); and

•	CIE will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only CIE and/or CIE’s subsidiaries.
Asset Sales
On March 1, 2014, CEC entered into that certain Transaction Agreement (as amended on May 5, 2014, the “Property Transaction Agreement”) with CEOC, CLC, CAC, CGP, Harrah’s New Orleans Management Company and certain direct, wholly owned subsidiaries of CEOC including JCC Holding Company II, LLC, 3535 LV Corp., Parball Corporation and Corner Investment Company, LLC. This agreement was amended on May 5, 2014.
On May 5, 2014, pursuant to the Property Transaction Agreement, CGPH acquired through one or more wholly owned subsidiaries: (1) The Cromwell, The LINQ Hotel, and Bally’s Las Vegas, (2) 50% of the ongoing management fees and any termination fees payable under the Nevada Property Management Agreements (as defined below), and (3) certain property-specific intellectual property (collectively referred to as “Acquired Properties Transaction”). On May 5, 2014, CGP contributed the equity interests of Planet Hollywood and a 50% interest in the management fee revenues of PHW Manager, LLC to CGPH.
On May 20, 2014, pursuant to the Property Transaction Agreement, CGPH, through its wholly owned subsidiary, acquired (1) Harrah’s New Orleans, (2) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement (as defined below), and (3) certain property-specific intellectual property (the “Harrah’s Transaction”).
Management Agreements
Planet Hollywood
PHW Las Vegas, LLC and PHW Manager, LLC, each a subsidiary of CEOC, entered into a Hotel and Casino Management Agreement dated as of February 19, 2010 that engages PHW Manager, LLC to manage and operate Planet Hollywood. The initial term of the agreement is 35 full calendar years, and may be extended by PHW Manager, LLC for two additional terms of ten years each. PHW Manager, LLC is entitled to a base fee of 3% of adjusted gross operating revenue of PHW Las Vegas LLC and an incentive fee of 4.5% of EBITDA less the base management fee of PHW Las Vegas, LLC for each operating year. In connection with the Initial CGP Transactions, PHW Las Vegas, LLC assigned the management agreement to a newly formed subsidiary,

PHWLV, LLC, that holds Planet Hollywood and related assets, with the equity interests of such subsidiary purchased by CGP, a subsidiary of CAC. PHW Manager, LLC assigned this agreement to CES on October 1, 2014.
The LINQ Hotel and Casino, The Cromwell and Bally’s Las Vegas
On May 5, 2014, each of 3535 LV NewCo, LLC (“3535 LV NewCo”), Corner Investment Company, LLC (“CIC”) and Parball NewCo, LLC (“Parball NewCo”) (each a “Property Licensee” and collectively, the “Nevada Property Licensees”), each an indirect subsidiary of CGP, entered into a Nevada Property Management Agreement (collectively, the “Nevada Property Management Agreements”) with the applicable property management entities (each a “Nevada Property Manager” and collectively, the “Nevada Property Managers”). Each Nevada Property Manager is a subsidiary of CEOC. Pursuant to the Nevada Property Management Agreements, the ongoing management fees payable to each of the Nevada Property Managers consist of (1) base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (2) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Nevada Property Managers under each of the Nevada Property Management Agreements. Pursuant to the Nevada Property Management Agreements, among other things, the Nevada Property Managers will provide management services to the applicable property. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement (as defined below). Each Nevada Property Manager assigned its Nevada Property Management Agreement to CES on October 1, 2014.
Harrah’s New Orleans
On May 20, 2014, Jazz Casino Company, LLC (the “Louisiana Property Licensee”), an indirect subsidiary of CGP, entered into that certain Property Management Agreement (the “Louisiana Property Management Agreement”) with a property manager (the “Louisiana Property Manager”), which is a subsidiary of CEOC. Pursuant to the Louisiana Property Management Agreement, the ongoing management fees payable to the Louisiana Property Manager consist of (1) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (2) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Louisiana Property Manager under the Louisiana Property Management Agreement. Pursuant to the Louisiana Property Management Agreement, among other things, the Louisiana Property Manager will provide management services to Harrah’s New Orleans. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement. The Louisiana Property Manager assigned the Louisiana Property Management Agreement to CES on October 1, 2014.
Maryland Joint Venture
Caesars Baltimore Management Company, LLC, an indirect subsidiary of CEOC, and the Maryland Joint Venture are party to that certain Management Agreement, dated October 23, 2012, that engages Caesars Baltimore Management Company, LLC to manage and operate the casino developed by the Maryland Joint Venture. The initial term of the agreement is until the 15th anniversary of the date on which the managed facilities opened for business on an ongoing basis to the general public. Caesars Baltimore Management Company, LLC will have the right to extend the initial term for one additional ten-year period. Caesars Baltimore Management Company, LLC is entitled to a base management fee of 2% of net operating revenues of the Maryland Joint Venture and an incentive management fee of 5% of EBITDA of the Maryland Joint Venture, except that in certain situations the incentive management fee may fall to 4%, 3% or 2% of EBITDA.
CIE’s Credit Agreement with the Company
On November 29, 2011, CIE entered into the second amended credit agreement with the Company whereby CEC agreed to provide CIE with a revolving credit facility of up to $146.9 million. The credit facility had an outstanding principal balance of $39.8 million as of December 31, 2014, which was repaid in its entirety during the year ended December 31, 2015.
CES Agreements
In May 2014, CEC formed CES, a joint venture among CEOC, CERP, and CGPH (together, the “CES Members” and individually, a “CES Member”). At that time, the parties entered into the Omnibus Agreement, which granted various licenses to the CES Members and certain of their affiliates in connection with the implementation of CES. Under the Omnibus Agreement, CEOC, CLC, CWI and certain of CEOC’s subsidiaries that are the owners of properties and related intellectual property granted CES a non-exclusive, irrevocable, worldwide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the CES Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”). CERP and CGPH also granted CES non-exclusive licenses to certain intellectual property, including intellectual property that is specific to properties controlled by CERP, CGPH or their respective subsidiaries.
CES manages certain Enterprise Assets and the other assets it owns, licenses or controls. In addition, certain of CEOC’s subsidiaries’ property management agreements have been assigned to CES and others may be assigned to CES in the future. While CES has attained certain key regulatory approvals, before CES can commence all activities in ten jurisdictions, it may be required to obtain additional regulatory approvals in certain jurisdictions. Operating expenses are allocated to each CES Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (65.4%, 21.8% and 12.8%, respectively), subject to annual review.
CES employs the employees who provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. The employees include corporate and shared-services employees. However, with respect to such employees’ services in jurisdictions where CES regulatory approval has not been obtained, CEOC and its subsidiaries retain control over such services through the employer understanding agreements with CES. CES’s employment of the corporate and shared-services employees has occurred in stages commencing October 2, 2014. In connection with employing the employees, CES assumed such employees’ employment agreements (including the executive officers’ employment agreements) and any collective bargaining agreements covering the employees.
CEC Employee Plan
On April 13, 2014, CAC’s board of directors adopted the CAC Equity-Based Compensation Plan for CEC Employees, which provides CEC’s officers, employees, consultants, advisors, contractors and other service providers the opportunity to receive equity-based compensation. Awards under the plan will be dollar-denominated and settled in shares of CAC Common Stock. The plan authorizes the grant of awards up to a maximum aggregate value of $25 million of such shares. Pursuant to the plan, and subject to a participant’s continued employment or service, each grant generally vests in three equal installments on October 21st of each of 2014, 2015 and 2016.
Upon a vesting date or event, CAC will contribute to CGP a number of shares of CAC Common Stock with an aggregate value equal to the value of award installments that vest on such date or event. CGP will issue to CAC a number of interests equal to the number of shares of CAC Common Stock contributed by CAC on such date. After the contribution by CAC of the shares of CAC Common Stock to CGP, CGP will deliver such shares to CEOC, which will deliver the shares to the participants that vest on such date or event.
The Consent to Proposed CIE Sale Transaction
On September 23, 2016, CEC and CAC entered into an agreement regarding CEC’s consent to the sale of CIE’s social and mobile games business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash. Subject to the terms and conditions of the agreement, CEC granted any and all approvals, consents or waivers with respect to the sale of CIE’s social and mobile games business, in accordance with the Merger Agreement. In addition, CEC separately waived its right of first offer and consented (as described above) to the sale for all purposes in connection with the CGP Operating Agreement. Furthermore, CEC and CAC agreed to use commercially reasonable efforts to amend the CGP Operating Agreement to, among other things, permit CGP, following the closing of the sale to, (1) make one or more non-pro rata distributions or advances to CEC of up to $200.0 million for professional fees and up to $100.0 million to support a proposed casino project in South Korea and (2) make one or more non-pro rata distributions to CAC to pay tax liabilities resulting from the sale.
Restructuring and Support Agreements
The Caesars RSAs
In connection with the Merger and the Restructuring, each of CEC and CAC entered into restructuring support agreements with CEOC. Pursuant to the Caesars RSAs, CEC and CAC agreed to, among other things, support the Restructuring, negotiate definitive documentation in furtherance thereof and not take actions that would interfere with the Restructuring. In addition, CEC agreed to take, and cause its controlled subsidiaries (other than CEOC) to take, all actions necessary or appropriate to complete the Plan.
CEC and CAC may terminate the Caesars RSAs based on, among other things, (a) the exercise of their fiduciary duties as set forth in the Caesars RSAs or (b) the Plan Effective Time not occurring by December 31, 2017. CEOC may terminate the Caesars RSAs based on, among other things, (x) CEOC’s exercise of its fiduciary duties as set forth in the Caesars RSAs or (y) the Plan Effective Time not occurring by December 31, 2017.

Voting Agreements
In connection with the Caesars RSAs, each of CEC and CAC entered into to the Voting Agreements with Hamlet Holdings and, solely with respect to certain provisions of such Voting Agreements, affiliates of Apollo and TPG and certain of their co-investors.
World Series of Poker (“WSOP”) Trademarks
CIE owns the WSOP trademarks and associated rights. CEOC has a perpetual, royalty-free license to use the WSOP trademarks in connection with operating WSOP-branded poker rooms and selling certain WSOP-branded retail items.
XOJet, Inc.
XOJet, Inc. (“XOJet”), a private aviation company, is a TPG portfolio company. CEC and XOJet are parties to a Custom Membership Program Agreement pursuant to which, among other things, CEC has access to XOJet aircrafts at contractually agreed-upon hourly rates. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.8 million since January 1, 2016.
SunGard Availability Service LP
SunGard Availability Service LP (“SunGard”), a private software solutions company, is a TPG portfolio company. CEC and SunGard are parties to a Master Agreement for U.S. Availability Services pursuant to which, among other things, SunGard provides CEC enterprise cloud services and solutions for managed information technology. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.4 million since January 1, 2016.
Sabre, Inc.
Sabre, Inc. (“Sabre”), a private travel sector technology company, is a TPG portfolio company. CEC and Sabre are parties to a Hotel Associate Distribution and Services Agreement pursuant to which, among other things, CEC uses Sabre’s technology to assist customers with booking hotel rooms. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.3 million since January 1, 2016.
Avaya Inc.
Avaya Inc. (“Avaya”), a public communications solutions company, is a TPG portfolio company. CEC and Avaya are parties to a Customer Agreement pursuant to which, among other things, Avaya supplies CEC with technology products and services, software licenses and support for such products and services. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.3 million since January 1, 2016.
Norwegian Cruise Line Holdings Ltd.
Norwegian Cruise Line Holdings Ltd. (“NCL”), a public cruise ship operations company, is an Apollo funds and TPG portfolio company. CEC and NCL are parties to a marketing agreement pursuant to which, among other things, NCL pays CEC a percentage of NCL’s gaming revenue. Pursuant to the terms of this agreement, CEC and NCL’s mutual business transactions amounted to approximately $0.1 million since January 1, 2016.
Classic Party Rentals
Classic Party Rentals, a private event rental company, is an Apollo portfolio company. CEC and Classic Party Rentals are parties to an Equipment Rental Agreement pursuant to which, among other things, Classic Party Rentals supplies CEC with tenting, draping, lighting, furniture, tableware, and linens for parties and events. Pursuant to the terms of this agreement, CEC has not incurred material expenses since January 1, 2016.
Creative Artists Agency LLC
Creative Artists Agency, LLC. (“CAA”), a private talent and sports agency, is an Apollo funds and TPG portfolio company. CEC and CAA are parties to multiple entertainment agreements pursuant to which, among other things, CEC pays CAA fees in connection with artists’ performances at CEC’s properties. Pursuant to the terms of these agreements, CEC has not incurred material expenses since January 1, 2016.

LINQ Access and Parking Easement Lease Agreement
Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel to CERP and CGP. Together, CERP and CGP pay approximately $2 million annually, subject to a 3% annual increase through expiration of the lease agreement in April 2028.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding capital stock based on public disclosures or otherwise known to the Company as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our capital stock;

•	each of our named executive officers in the Summary Compensation Table;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.
As of the Record Date, the Company had 147,632,029 shares of common stock issued and outstanding.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class
>5% Stockholders
Apollo Funds (1)(2)	—	—
TPG Funds (1)(3)(4)	—	—
Hamlet Holdings (1)(5)	87,605,299	59.3%
Paulson Investors (6)	14,417,900	9.8%
Non-Employee Directors
Jeffrey Benjamin (7)	—	—
David Bonderman (3)(4)	—	—
Kelvin Davis (8)	—	—
Fred Kleisner	45,588	*
Gary Loveman (9)(10)	4,252,296	2.8%
Eric Press (7)	—	—
Marc Rowan (2)(5)	—	—
David Sambur (7)	—	—
Richard Schifter (11)	—	—
Christopher Williams (9)	50,816	*
Bernard Zuroff	—	—
Named Executive Officers
Timothy Donovan (9)	409,326	*
Mark Frissora (9)(12)	969,041	*
Eric Hession (9)	399,941	*
Thomas Jenkin (9)	980,877	*
Robert Morse	390,815	*

All current directors and executive officers as a group (8)(13)	8,898,723	5.8%
____________________

*	Indicates less than 1%.

(1)
Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and, together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and, together with “Co-Invest B”, the “Co-Invest Funds”), granted an irrevocable proxy (the “Irrevocable Proxy”) in respect of all of the shares of common stock held by such entity to Hamlet Holdings, irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the common stock held by such entity at any meeting (and any adjournment or postponement thereof) of Caesars' stockholders and in connection with any written consent of Caesars' stockholders and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of common stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings. Upon consummation of the Emergence Transactions, the Irrevocable Proxy will terminate and the Apollo Funds, the TPG Funds and the Co-Invest Funds will each control voting and disposition of the shares of common stock held by such entity. The shares of common stock held by the Co-Invest Funds will be controlled in accordance with the applicable governance agreement of each entity, which generally require the co-managers of the Co-Invest Fund to manage by unanimous decision. The affiliate of the Apollo Funds and the affiliate of the TPG Funds that serve as co-managers of the Co-Invest Funds will thus indirectly control voting and disposition of the common stock held by the Co-Invest Funds.

(2)
The Apollo Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of common stock. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Apollo Hamlet B. Apollo Management VI, L.P. (“Management VI”) is the general partner of AIF VI and one of two managing members of each of the Co-Invest Funds. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B and serve as the managers, as well as executive officers, of Management Holdings GP. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The address of the Apollo Funds, AIF VI, Management  VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)
The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of Caesars common stock. The TPG Funds disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)
Mr. David Bonderman and Mr. James Coulter are sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)
All shares held by the Apollo Funds, the TPG Funds and the Co-Invest Funds, representing 59.3% of Caesars' outstanding common stock, are subject to the Irrevocable Proxy granting Hamlet Holdings sole voting and sole dispositive power with respect to such shares. The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo and holds approximately 17% of the limited liability company interests of Hamlet Holdings and David Bonderman and James Coulter, each of whom is affiliated with the TPG Funds and holds approximately 25% of the limited liability company interests of Hamlet Holdings.

(6)	Includes all of the common stock held by funds and accounts managed by Paulson & Co. Inc. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(7)
Jeffrey Benjamin, Eric Press and David Sambur are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Benjamin, Press and Sambur each disclaim beneficial ownership of the shares of common stock that are beneficially owned by Hamlet Holdings or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Messrs. Benjamin, Press and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)
Kelvin Davis is a TPG Senior Partner and is an officer of Hamlet Holdings. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds, and (c) Hamlet Holdings. Mr. Davis disclaims beneficial ownership of the securities subject to the Irrevocable Proxy. The address of Mr. Davis is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(9)
Includes common stock that may be acquired within 60 days pursuant to outstanding stock options: Mr. Kleisner, 5,393 shares; Mr. Loveman, 3,874,267 shares; Mr. Williams, 10,934 shares; Mr. Frissora, 300,000 shares; Mr. Hession, 61,148 shares; Mr. Donovan, 125,615 shares; Mr. Jenkin, 470,061 shares; Mr. Morse, 17,730 shares; and 4,865,148 shares for all directors and executive officers as a group.

(10)	Includes 4,347 shares indirectly held in a trust.

(11)
Richard Schifter is a TPG Senior Partner. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds, and (c) Hamlet Holdings. Mr. Schifter disclaims beneficial ownership of the securities subject to the Irrevocable Proxy. The address of Mr. Schifter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(12)	Includes 158,050 shares directly held in a trust and 1,900 shares held by Mr. Frissora’s daughter, of which Mr. Frissora disclaims beneficial ownership.

(13)	Unless otherwise specified, the address of each of our directors and named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC's office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.caesars.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
Las Vegas, NV
April 12, 2017

CAESARS ENTERTAINMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
CAESARS ENTERTAINMENT CORPORATION

Date: May 4, 2017
Time: 9:00 a.m., Pacific Time
Place: Florentine I Ballroom at Caesars Palace, One Caesars Palace Drive, Las Vegas, NV

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors recommends a vote **FOR** proposals 1 and 2.

	For	Withhold	Directors Recommend
01 Mark Frissora	☐	☐	For
02 Eric Press	☐	☐	For
03 David Sambur	☐	☐	For
04 Richard Schifter	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here　　Please Date Above

Please Sign Here　　Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided.

CAESARS ENTERTAINMENT

Annual Meeting of Stockholders of Caesars Entertainment Corporation to be held on Thursday, May 4, 2017 for Holders as of March 6, 2017

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/CZR
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-416-3128
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints each or any of Mark Frissora, Timothy Donovan, and Scott Wiegand as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and any of them, to vote all the shares of common stock of Caesars Entertainment Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

All votes must be received by 8:00 P.M., Pacific Time, May 3, 2017.

PROXY TABULATOR FOR

CAESARS ENTERTAINMENT CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Caesars Entertainment Corporation
Annual Meeting of Stockholders
May 4, 2017, 9:00 a.m. (Pacific Time)
This Proxy is solicited on behalf of the Board of Directors

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

The undersigned hereby appoints each or any of Mark Frissora, Timothy Donovan, and Scott Wiegand (the "Named Persons") as proxies, with full power of substitution, to vote the shares of common stock of Caesars Entertainment Corporation, a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Florentine I Ballroom at Caesars Palace, One Caesars Palace Drive, Las Vegas, NV, on Thursday, May 4, 2017 at 9:00 a.m., Pacific Time, and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

The four directors up for election are: Mark Frissora, Eric Press, David Sambur, and Richard Schifter.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" each proposal.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" each proposal. In their discretion, the Named Persons are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Persons cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐